    As Filed with the Securities and Exchange Commission on February 2, 2001

                                                      Registration No. _______

================================================================================


                    U. S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM SB-2

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933


                      THE ROSE GROUP CORPORATION OF NEVADA
          (Exact name of registrant as specified in its in its charter)


             NEVADA                   9995                       59-3575972
             ------                   ----                       ----------
(State or Other Jurisdiction   Primary Standard Industrial     (I.R.S. Employer
of Incorporation or            Classification Code           Identification No.)
Organization)                  Number


        1748 Independence Boulevard, Building A, Sarasota, Florida 34234
                                 (941) 360-6060
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                 Sheldon R. Rose
                     1748 Independence Boulevard, Building A
                             Sarasota, Florida 34234
                                 (941) 360-6060
           (Name, Address, including zip code, and telephone number,
              including area code, of agent for service of process)

                                   ----------

                          Copies of Communications to:
                               John T. Kelly, Esq.
                        Wilentz, Goldman & Spitzer, P.A.
                           90 Woodbridge Center Drive
                          Woodbridge, New Jersey 07095

                                  -------------


            APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         CALCULATION OF REGISTRATION FEE


----------------------------------------------------------------------------------------
                                               PROPOSED     PROPOSED MAXIMUM
   TITLE OF EACH CLASS          AMOUNT          MAXIMUM        AGGREGATE      AMOUNT OF
   OF SECURITIES TO BE           TO BE      OFFERING PRICE     OFFERING      REGISTRATION
       REGISTERED             REGISTERED      PER SHARE(1)     PRICE(1)         FEE

   Common Stock, $0.001
      par value per share      2,318,571         $.28         $649,199.88      $162.30

   Common Stock, $0.001
      par value per share(2)     500,000         $.28         $140,000.00      $ 35.00

   Common Stock, $0.001
      par value per share(3)     500,000         $.28         $140,000.00      $ 35.00

   Common Stock, $0.001
      par value per share(4)     571,429         $.28         $160,000.12      $ 40.00

   Common Stock, $0.001
      par value per share(5)   1,000,000         $.28         $280,000.00      $ 70.00

----------------------------------------------------------------------------------------

----------
       (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a).

       (2) Represents 500,000 shares of common stock issuable upon the exercise of a Class A warrant at $.50 per share exercisable beginning on the sixty-fifth day after the effective date of this registration statement through the one hundred-twentieth day from the effective date.

       (3) Represents 500,000 shares of common stock issuable upon the exercise of a Class B warrant at $.50 per share exercisable beginning on the sixty-fifth day after the effective date of this registration statement through the one hundred-twentieth day from the effective date.

       (4) Represents 571,429 shares of common stock issuable upon the exercise of a Class C warrant to purchase common stock at $.35 per share. The warrant is exercisable immediately upon issuance and expires thirty days from the effective date of this registration statement.

       (5) Represents 1,000,000 shares of common stock issuable upon the exercise of a Class D warrant at $.35 per share. The warrant is exercisable beginning on the sixty-fifth day after the effective date of this registration statement through the one hundred-eightieth day from the effective date.

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                  SUBJECT TO COMPLETION DATED FEBRUARY __, 2001


      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                        --------------------------------


                                4,890,000 SHARES

                      THE ROSE GROUP CORPORATION OF NEVADA

                                  COMMON STOCK

      Certain shareholders of The Rose Group Corporation of Nevada identified in this prospectus are offering and selling up to 4,890,000 shares of our common stock, par value $0.001 per share, under this prospectus, including 2,571,429 shares of our common stock issuable upon exercise of warrants held by selling shareholders. We will not receive any portion of the proceeds from the resale of the shares sold on behalf of the selling shareholders except that we will receive up to (i) $500,000 upon the exercise by selling shareholders of the Class A and Class B warrants to purchase in the aggregate 1,000,000 shares of our common stock at an exercise price of $.50 per share, (ii) $200,000 upon the exercise by selling shareholders of a Class C warrant to purchase up to 571,429 shares of our common stock at $.35 per share, and (iii) $350,000 upon the exercise by selling shareholders of a Class D warrant to purchase up to 1,000,000 shares of our common stock. We are paying the expenses of this offering. For information on the methods of sale of the shares we are registering on behalf of the selling shareholders, refer to the discussion under the heading "Plan of Distribution."

      Our common stock is quoted on the OTC Bulletin Board under the symbol "RSGR." On January 31, 2001, the closing bid quotation for our common stock on the OTC Bulletin Board was $.28 per share.

      INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY POTENTIAL INVESTORS.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        --------------------------------


You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

                        --------------------------------


                THE DATE OF THIS PROSPECTUS IS FEBRUARY __, 2001

                               PROSPECTUS SUMMARY


      This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in shares of our common stock offered by the selling shareholders. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors" on page 3.


                                   THE COMPANY

      We sell prenatal, maternity, postpartum and baby products to consumers through electronic commerce and traditional direct mail catalogs. We offer our maternity and newborn related products to the individual consumer and to mass merchants such as food and drug store chains and specialty stores located primarily in the United States. We market a variety of maternity and newborn related products which include items such as breast pads, breast shells, pad holders, nursing shawls, nursing pillows, foot rests, breast pumps, lumbar supports, maternity support hose, support garments and other related products. Our products are branded and sold under the names "The Natural Choice," "Lamaze," "Two of Us" and "Brio."

      We intend to market our products to and associate ourselves with various healthcare and selfcare professionals that work with women throughout the prenatal and postnatal process. We expect to market our products through the internet and through our printed catalog entitled "New Life." We anticipate that, during the first quarter of 2001, we will publish and distribute our direct mail quarterly catalog quarterly to approximately 1,000,000 targeted prospects which will include pregnant women and new mothers as well as childbirth educators, lactation consultants and neonatal nurses of which many are associated with organizations such as Lamaze International, the American College of Nurse Midwives, the American College of Gynecologists and Obstetricians, and the American Academy of Pediatrics.

      We maintain and operate our e-commerce technology, fulfillment, warehouse and logistics operations and our customer service activities from our principal offices in Sarasota, Florida. Our servers, hardware and software necessary to operate our rosebaby.com website are located there. We currently have five employees and one part time consultant who provide customer service, warehouse fulfillment and other product related services.

      Our principal executive offices are located at 1748 Independence Boulevard, Building A, Sarasota, Florida 34234. Our phone number is (941) 360-6060 and our fax number is (941) 360-6066.

                                  THE OFFERING


Number of shares of common stock outstanding    11,959,012 shares(1)

Common stock offered by selling shareholders    4,890,000(2)

Use of Proceeds                                 We will not receive any proceeds
                                                from the sale of the shares of
                                                common stock other than an
                                                aggregate of $1,050,000 that we
                                                might receive from the exercise
                                                of warrants by holders of a
                                                Class A warrant to purchase
                                                500,000 shares of our common
                                                stock and a Class B warrant to
                                                purchase 500,000 shares of our
                                                common stock, both exercisable
                                                at a price of $.50 per share, a
                                                Class C warrant to purchase up
                                                to 571,429 shares at $.35 per
                                                share, and a Class D warrant to
                                                purchase up to 1,000,000 shares
                                                at $.35 per share.

Risk Factors For a discussion of certain factors you should consider before buying shares of our common stock, see "Risk
                                                Factors."

Dividend Policy                                 We do not intend to pay
                                                dividends on our common stock.
                                                We plan to retain any earnings
                                                for use in the operations of our
                                                business and to fund future
                                                growth.

OTC Bulletin Board Symbol                       "RSGR"




----------

   (1) Does not include shares of our common stock issuable upon the exercise of outstanding options and warrants.
   (2) Includes shares of our common stock issuable upon the exercise of warrants held by certain selling shareholders under this prospectus.

                             SUMMARY FINANCIAL DATA

      The following table summarizes our selected consolidated financial data for the year ended December 31, 1999 and for the nine months ended September 30, 2000. The financial data set forth below for the fiscal year ended December 31, 1999 is derived from our audited financial statements. Our financial data for the nine months ended September 30, 2000 is derived from our unaudited financial statements for the period ended September 30, 2000.

      Operating results for the nine-month period ended September 30, 2000 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2000. You should read this financial data in conjunction with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 12 below.


                                               PERIOD ENDED      NINE MONTHS ENDED
                                             DECEMBER 31, 1999   SEPTEMBER 30, 2000
                                             -----------------   ------------------
                                                                     (UNAUDITED)
Income Statement Data
   Revenues ..........................         $   389,110          $   165,757
   Cost of Sales .....................             201,636               82,564
   Gross Profit ......................             187,474               83,193
   Net Loss for the Period ...........          (1,458,524)          (2,727,786)

Balance Sheet Data
   Total Current Assets ..............         $   438,255          $   267,285
   Total Current Liabilities .........             657,598            1,080,687


                                  RISK FACTORS

      An investment in our stock involves a high degree of risk. The achievement of our business objectives is subject to a number of market and other factors beyond our control, and our future prospects are speculative. Before making an investment decision, prospective investors should carefully consider the following risk factors, in addition to other information in this prospectus.

      If we make any forward-looking statements or assumptions concerning our future business activities, revenues, profits or financial condition, or if we make any forward-looking statements concerning our industry, the economy, technological changes or our competitors, you should recognize that our predictions and assumptions are subject to a great deal of uncertainty. Actual results could differ materially from our predictions and assumptions, particularly given the highly speculative nature of our business and that of other web-based businesses in our industry. If our predictions prove to be too optimistic, the value of our business could be adversely impacted and our shareholders will probably lose money.


WE MAY NEED TO RAISE ADDITIONAL FUNDS IN THE FUTURE FOR OUR OPERATIONS AND IF WE ARE UNABLE TO SECURE SUCH FINANCING, WE MAY NOT BE ABLE TO SUPPORT OUR OPERATIONS WITH OUR CURRENT CAPITAL

       Future events, including the problems, delays, expenses and difficulties frequently encountered by companies, may lead to cost increases that could render our funds insufficient to support our operations. Our liquidity and capital requirements will depend on numerous factors, including the success of our new product offerings, the growth of our internet-related revenues, and competing technological and market developments. We may seek to raise additional capital, including through an offering of our equity securities, an offering of debt securities or by obtaining financing through a bank or other entity. We have not established a limit as to the amount of debt we may incur nor have we adopted a ratio of equity to debt allowance. If we need to obtain additional financing, there is no assurance that financing will be available from any source, that it will be available on terms acceptable to us, or that any future offering of securities will be successful. If additional funds are raised through the issuance of equity securities, there may be a significant dilution in the value of our outstanding common stock. Debt financing, if available, may involve restrictive covenants which limit our operating flexibility. Strategic arrangements, if necessary, may require us to relinquish our rights to some of our intellectual property or some business opportunities. We could suffer adverse consequences if we are unable to obtain additional capital when needed.


IF THE INTERNET PROVES NOT TO BE A VIABLE COMMERCIAL MARKETPLACE, IT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS

      We expect a substantial portion of our future revenue to come from the continued development of our products and services that are to be distributed over the internet. We began offering our products and services through the internet in October 1999. Future cash flows and future results of operations will continue to rely increasingly upon the use of information services and transaction support products on the internet.

      The commercial use of the internet is still in its infancy, and it is possible that the internet may not prove to be a viable commercial marketplace. Known issues in this regard include inadequate development of internet infrastructure to date, competing technology, delays in the development of new standards and protocols required to handle increased internet activity, and the possibility of significant government regulation (locally, nationally and internationally). Moreover, concerns over the security of internet transactions and the privacy of users may inhibit the growth of the internet, particularly as a means of conducting commercial transactions. To the extent that our activities involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could expose us to a risk of loss or litigation and possible liability. We cannot assure you that contractual provisions attempting to limit our liability in such areas will be adequately implemented or enforceable, or that other parties will accept such contractual provisions as part of our agreements.


IF WE DO NOT SUCCESSFULLY DEVELOP NEW AND ENHANCED INTERNET SERVICES AND PRODUCTS, OUR REVENUES COULD BE ADVERSELY IMPACTED

      Business on the internet is characterized by:

         >>    rapid technological change;

         >>    frequent changes in user requirements and preferences;

         >> frequent new product and service introductions embodying new processes and technologies; and

         >> evolving industry standards and practices that could render our information delivery practices obsolete.


      Our success in web-based business and marketing will depend in part upon our ability to improve our existing services, develop new product offerings, extend our market reach, and respond to technological advances, emerging industry standards and competitive offerings. We cannot assure you that we will be successful in these endeavors.


SECURITY AND PRIVACY BREACHES COULD SUBJECT US TO LITIGATION AND LIABILITY AND DETER CONSUMERS FROM USING OUR WEBSITE

      We could be subject to litigation and liability if third parties penetrate our network security or otherwise misappropriate our users' personal or credit card information. This liability could include claims for unauthorized purchases with credit card information, impersonation or other similar fraud claims. It could also include claims for other misuses of personal information, such as for unauthorized marketing purposes. The need to transmit confidential information securely has been a significant barrier to electronic commerce and communications over the internet. Any compromise of security could deter people from using the internet in general or, specifically, from using the internet to conduct transactions that involve transmitting confidential information, such as purchases of goods or services. Also, our relationships with consumers may be adversely affected if the security measures we use to protect their personal information prove to be ineffective. We cannot predict whether events or developments will result in a compromise or breach of the technology we use to protect our customers' personal information. Furthermore, our computer servers may be vulnerable to computer viruses, physical or electronic break ins and similar disruptions. We may need to expend significant funds and other resources to protect against a security breach or to alleviate problems caused by any such breaches. We may be unable to prevent or remedy all security breaches. If any of these breaches occur, we could lose internet advertising and visitors to our website.


MANY OF OUR COMPETITORS ARE LARGER AND HAVE GREATER FINANCIAL AND OTHER RESOURCES THAN WE DO AND THOSE ADVANTAGES COULD MAKE IT DIFFICULT FOR US TO COMPETE WITH THEM

      The prenatal, maternity and postpartum products and services industry, and in particular, the sector of online providers of such products and services, is extremely competitive and includes several companies which have achieved substantially greater market share than we have, and have substantially greater financial, development and marketing resources than we do. If overall demand for our products and services is not great enough to produce anticipated revenue or if our services and/or products become obsolete, our operating results may adversely be affected.


WE HAVE EXPERIENCED SIGNIFICANT NET LOSSES IN THE PAST

      We have incurred significant net losses since transitioning to our internet focused business plan in 1999 and continue to incur losses. We have incurred substantial costs to expand distribution, develop new services and products, and create, introduce and enhance our website. We expect operating losses and negative cash flows to continue for the foreseeable future as we continue to incur significant expenses. As a result, we will need future financings to fund our operations and the failure to raise additional funds may prevent us from implementing our business strategy. If revenues grow slower than anticipated, or if operating expenses exceed expectations or cannot be adjusted in response to slower revenue growth, it could have a material adverse effect on our business and results of operations.


WE MAY FACE THE RISK OF LITIGATION FROM OUR NOTEHOLDERS IF WE DO NOT PAY THE PRINCIPAL OR INTEREST OWING ON THE NOTES

      We have received advances to cover our administrative expenses from Sheldon Rose, our Chairman, President and Chief Executive Officer, Robert Jaffe, our former legal counsel and a greater than five percent beneficial owner of our common stock and Portfolio Promotions International, Ltd. ("Portfolio"), a company wholly-owned by Mr. Jaffe. We issued to Mr. Rose, Mr. Jaffe and Portfolio promissory notes to evidence these loans. The loans accrue interest that is payable on a monthly or quarterly basis in accordance with the terms of the various notes. As of the date of this prospectus, we had not paid the principal or accrued interest that was due under the various notes. We can make no assurance that these noteholders will not sue us for non-payment of the amounts currently due or due in the future if we are unable to pay the accrued interest or principal as it becomes due.


WE MAY, IN THE FUTURE, ISSUE ADDITIONAL SHARES OF OUR COMMON STOCK WHICH WOULD REDUCE INVESTORS PERCENT OF OWNERSHIP AND MAY DILUTE OUR SHARE VALUE

      We anticipate the need to raise additional funds in order to conduct our operations and take advantage of acquisition and expansion opportunities. Our liquidity and capital requirements will depend on numerous factors, including the success of our new product offerings, the growth of our internet-related revenues and competing technological and market developments. We will be required to raise additional funds through public or private financing, strategic relationships or other arrangements, particularly if and when our business strategy matures. We cannot assure you that such additional funding, if needed, will be available on terms acceptable to us, or at all.

      Our articles of incorporation authorize us to issue 50,000,000 shares of our common stock, par value $.001 per share, and 2,000,000 shares of our preferred stock, par value $.001 per share. The future issuance of all or part of our remaining authorized common stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common or preferred stock issued in the future on an arbitrary basis. The issuance of our common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock should an active trading market develop for our securities.

      Any additional equity financing may be on terms that dilute the value of our common stock held by our existing shareholders. In addition, new shares that are issued may have rights, preferences or privileges senior to those of existing shareholders. Debt financing, if available, may involve restrictive covenants which limit our operating flexibility. Strategic arrangements, if necessary, may require us to relinquish our rights to some of our intellectual property or some business opportunities.


OUR SUCCESS DEPENDS UPON OUR ABILITY TO ATTRACT AND/OR RETAIN QUALIFIED
PERSONNEL

      A change in labor market conditions that either further reduces the availability of employees or increases significantly the cost of labor could have a material adverse effect on our business, our financial condition and results of our operations. Our business is dependent upon our ability to attract and retain highly sophisticated sales and technical personnel, business administrators, corporate management and healthcare/selfcare professionals knowledgeable in the fields of prenatal, maternity and postnatal care. We can give no assurance that we will be able to employ a sufficient number of such personnel in order to accomplish our growth objectives.


WE MAY NOT BE ABLE TO MANAGE GROWTH AND THE LOSS OF OUR KEY EMPLOYEES MAY ADVERSELY AFFECT OUR GROWTH OBJECTIVES

      Our success in achieving our growth objectives depends upon the efforts of our top management team including the efforts of Sheldon R. Rose, our President, Chief Executive Officer and the Chairman of our board of directors, as well as our other management members and directors. The loss of the services of any of these individuals may have a material adverse effect on our business, financial condition and results of operations. We can give no assurance that we will be able to maintain and achieve our growth objectives should we lose any or all of these individuals' services. We do not maintain key-man life insurance on any of our executives or employees.

      If we succeed in our business plan, growth will place significant burdens on our management and on our operational and other resources. We will need to attract, train, motivate, retain and supervise our senior managers and other employees and develop a managerial infrastructure. If we are unable to do this, our business venture may not be successful. We believe that further expansion of our operations including our e-commerce division will be required in order for us to address potential market opportunities and produce meaningful profits. Such expansion may place a significant strain on our management, operations and financial resources. An increase in the number of our employees, our market penetration and our product and service development activities would result in increased responsibility for our management. Our management will be required to successfully maintain relationships with various data and advertising customers, other internet sites and services, internet service providers and other third parties and to maintain control over our strategic direction in a rapidly changing environment. There can be no assurance that our current personnel, systems, procedures and controls will be adequate to support our future operations, that management will be able to identify, hire, train, motivate or manage required personnel or that management will be able to successfully identify and exploit existing and potential market opportunities. Our failure to effectively manage growth and address these growth related issues could have a material adverse effect on our business.


ADOPTION OF NEW LAWS AND GOVERNMENT REGULATIONS RELATING TO THE INTERNET COULD HARM OUR BUSINESS

      Due to the increasing popularity and use of the internet and other online services, it is possible that a number of additional laws and regulations may be adopted with respect to the internet or other online services in the future. These laws may cover issues such as user privacy, freedom of expression, content, copyrights, distribution, quality and pricing of products and services, taxation, advertising, intellectual property rights, information security and the convergence of traditional communication services with internet communications. Furthermore, the growth and development of the market for online commerce may prompt more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The adoption of any additional laws or regulations may decrease the growth of the internet or other online services, which could, in turn, decrease the demand for our products and services and increase our cost of doing business, or otherwise have an adverse effect on our business.

      Moreover, the applicability to the internet and other online services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes and personal privacy is uncertain and may take years to resolve. In addition, as we begin to sell to numerous consumers residing in such states and foreign countries, such jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each such state and foreign country. Our failure to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties for the failure to qualify. Any such new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the internet and other online services could have a material adverse effect on our business.


WE FACE THE RISK OF UNCERTAIN PROTECTION OF OUR INTELLECTUAL PROPERTY THAT WE HOPE WILL GIVE US CONSUMER RECOGNITION

      We hope to establish consumer recognition of our primary tradename, Rosebaby.com, and the other tradenames that we have secured for our products and services. To the extent that we are successful, we will have to rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with employees, customers, partners and others to protect our proprietary rights. We can give you no assurance that the steps we may take to protect our proprietary rights will be adequate or that third parties will not infringe or misappropriate our copyrights, trademarks, trade names and similar proprietary rights. In addition, we can give you no assurance that even if we achieve consumer recognition for our trade names that other parties will not assert infringement claims, in which case we may have to defend or protect our intellectual property rights at significant cost.


IF THIRD PARTIES ACQUIRE DOMAIN NAMES THAT ARE SIMILAR TO OUR DOMAIN NAMES, THEY COULD TAKE CUSTOMERS AWAY FROM OUR WEBSITE

      We currently hold several internet domain names, including "Rosebaby.com," "Rosekid.com," "Roseoutlet.com" and "Rosebabymart.com." We may be unable to prevent third parties from acquiring similar domain names, which could reduce the value of our trade names and take customers away from our website. Domain names generally are regulated by internet regulatory bodies. The regulation of domain names in the United States and in foreign countries is evolving. Regulatory bodies could establish additional top level domains, appoint additional domain name registrars or modify the requirements for holding domain names. The relationship between regulations governing domain names and laws protecting trademarks and similar intellectual property rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that infringe on, or otherwise decrease the value of, our intellectual property rights.

WE MAY FACE THE RISK OF OUR INABILITY TO FULLY UTILIZE THE INTERNET RESULTING FROM THE INCREASED USAGE AND POTENTIAL INSTABILITY OF THE INTERNET AND THE WORLD WIDE WEB

      The usage of the world wide web for services such as those we offer will depend in significant part on:

          >> continued rapid growth in the number of households and commercial, educational and government institutions with access to the internet;

          >>   the level of usage by individuals, and

          >> the number and quality of products and services designed for use on the internet.


      Because usage of the internet as a source for information, products and services is a relatively recent phenomenon, it is difficult to predict whether the number of users drawn to the internet will continue to increase and whether any significant market for usage of the internet for such purposes will continue to develop and expand. We can give you no assurance that internet usage patterns will not decline as the novelty of the medium recedes or that the quality of products and services offered online will improve sufficiently to continue to support user interest. Failure of the internet to stimulate user interest and be accessible to a broad audience at moderate costs would jeopardize the markets for the internet portion of our planned businesses.

      Moreover, issues regarding the stability of the internet's infrastructure remain unresolved. The rapid rise in the number of internet users and increased transmission of audio, video, graphic and other multimedia content over the internet has placed increasing strains on the internet's communications and transmission infrastructures. Continuation of such trends could lead to significant deterioration in transmission speeds and reliability of the internet and could reduce the usage of the internet by businesses and individuals. In addition, to the extent that the internet continues to experience significant growth in the number of users and level of use without corresponding increases and improvements in the internet infrastructure, the internet may not be able to support the demands placed upon it by such continued growth. Consequently, any failure of the internet to support such increasing number of users due to inadequate infrastructure or otherwise would seriously limit its development as a viable source of local interactive content and service. Such limitations could materially and adversely affect the acceptance of the internet portion of our business which would, in turn, materially and adversely affect our financial condition and results of operations.


THE SHARES AVAILABLE FOR SALE IMMEDIATELY BY THE SELLING SECURITY HOLDERS COULD SIGNIFICANTLY REDUCE THE MARKET PRICE OF OUR COMMON STOCK

       The market price of our common stock could drop if substantial amounts of shares are sold in the public market or if the market perceives that such sales could occur. A drop in the market price could adversely affect holders of our common stock and could also harm our ability to raise additional capital by selling equity securities. We have 11,959,012 shares of our common stock outstanding, and warrants and options to purchase an additional 6,381,714 shares of our common stock currently outstanding and exercisable at prices ranging from $.35 per share to $1.50 per share. The exercise of these warrants and options at a price less than the market price could dilute the value of outstanding shares and depress the market price. The perception that these instruments may be exercised for or converted into common stock that could be sold into the public market could adversely affect the market price of our common stock. In addition, shares issued by us in private transactions over the past two years that were "restricted securities", as that term is defined under the Securities Act of 1933 (the "Securities Act"), will become eligible for sale into the public market under Rule 144. We can make no predictions regarding the effect that the availability for resale of these "restricted securities" from time to time will have on the market price of our common stock. The possibility that substantial amounts of our common stock may be sold in the public market may adversely affect the prevailing market price for our common stock and could impair our ability to raise capital in the future.

SINCE WE HAVE NEVER PAID ANY DIVIDENDS ON OUR COMMON STOCK AND DO NOT INTEND TO DO SO IN THE FORESEEABLE FUTURE, YOU WILL ONLY REALIZE AN ECONOMIC GAIN ON YOUR INVESTMENT FROM AN APPRECIATION, IF ANY, IN THE MARKET PRICE OF OUR COMMON STOCK

      We have never paid, and have no intentions in the foreseeable future to pay, any dividends on our common stock. We intend to keep any earnings that we may generate from our operations to fund our future growth. Therefore, if you purchase any shares in this offering, in all likelihood, you will only realize a profit on your investment if the market price of our common stock increases in value.


THERE IS CURRENTLY A LIMITED TRADING MARKET FOR OUR COMMON STOCK

      Although our common stock is quoted on the OTC Bulletin Board of the National Association of Securities Dealers (the "OTC Bulletin Board") under the ticker symbol "RSGR," there is currently no broadly followed "established trading market" for our common stock. We cannot assure you that any such market will ever develop or be maintained. The absence of an active trading market will reduce the liquidity of an investment in our shares of common stock.

      To the extent that brokerage firms act as market makers for our shares on the OTC Bulletin Board, they may be a dominating influence in any market that might develop, and the degree of participation by such firms may significantly affect the price and liquidity of our shares. These firms may discontinue their market making activities at any time. The price at which our common stock is quoted in the market will be determined by these firms and by the purchasers and sellers of our shares, but such prices may not necessarily relate to or reflect our assets, book value, results of operations or other established and quantifiable criteria of value.


IN THE FUTURE, THE ISSUANCE OF OUR PREFERRED STOCK MAY HAVE AN ADVERSE EFFECT ON THE RIGHTS OF HOLDERS OF OUR COMMON STOCK

      We may, without further action or vote by our shareholders, designate and issue additional shares of our preferred stock. The terms of any series of preferred stock, which may include priority claims to assets and dividends and special voting rights, could adversely affect the rights of holders of our common stock and thereby reduce the value of our common stock. The designation and issuance of preferred stock favorable to current management or shareholders could make the possible takeover of us or the removal of our management more difficult and discharge hostile bids for control of us which bids might have provided shareholders with premiums for shares that they hold.


THE APPLICATION OF THE "PENNY STOCK" RULES COULD ADVERSELY AFFECT THE MARKET FOR OUR COMMON STOCK

      The Securities and Exchange Act of 1934, as amended, (the "Exchange Act") requires additional disclosure relating to the market for "penny stocks." A penny stock is generally defined to be any equity security not listed on NASDAQ or a national securities exchange that has a market price of less than $5.00 per share, subject to certain exceptions. Among these exceptions are shares issued by companies that have:

          >> net tangible assets of at least $2 million, if the issuer has been in continuous operation for three years;

          >> net tangible assets of at least $5 million, if the issuer has been in continuous operation for less than three years; or

          >> average annual revenue of at least $6 million for each of the last three years.


      We do not currently meet the requirements of these exceptions and, therefore, our common stock is deemed a penny stock for purposes of the Exchange Act, and will remain a penny stock at any time while our common stock trades below $5.00 per share. In such case, trading in our common stock would be regulated pursuant to Rules 15-g-1 through

15-g-6 and 15-g-9 of the Exchange Act. Under these rules, brokers or dealers recommending our common stock to prospective buyers would be required, unless an exemption is available, to:

        >> deliver a lengthy disclosure statement in a form designated by the Securities and Exchange Commission (the "SEC") relating to the penny stock market to any potential buyers, and obtain a written acknowledgment from each buyer that such disclosure statement has been received by the buyer prior to any transaction involving our common stock;

        >> provide detailed written disclosure to buyers of current price quotations for our common stock, and of any sales commissions or other compensation payable to any broker or dealer, or any other related person, involved in the transaction;

        >> send monthly statements to buyers disclosing updated price information for any penny stocks held in their accounts, and these monthly statements must include specified information on the limited market for penny stocks.


      In addition, if our common stock is subject to the penny stock rules, all brokers or dealers involved in a transaction in which our common stock is sold to any buyer, other than to an established customer or "accredited investor," must make a special written determination that our shares would be a suitable investment for the buyer, and the brokers or dealers must receive the buyer"s written agreement to purchase our shares, as well as the buyer"s written acknowledgment that the suitability determination made by the broker or dealer accurately reflects the buyer"s financial situation, investment experience and investment objectives, prior to completing any transaction in our common stock.

      These penny stock rules may limit the ability or willingness of brokers and other market participants to make a market in our shares and may limit the ability of our shareholders to sell in the secondary market, through brokers, dealers or otherwise. We also understand that many brokerage firms will discourage their customers from trading in shares falling within the "penny stock" definition due to the added regulatory and disclosure burdens imposed by these penny stock rules.

      The Securities and Exchange Commission from time to time may propose and implement even more stringent regulatory or disclosure requirements on shares not listed on NASDAQ or on a national securities exchange. The adoption of the proposed changes that may be made in the future could have an adverse effect on the trading market for our shares.


YOU MAY NOT BE ABLE TO RECOVER DAMAGES FROM OUR DIRECTORS AND OFFICERS FOR ACTIONS TAKEN BY THEM NOT IN YOUR BEST INTEREST

      Our articles of incorporation includes provisions which eliminate the personal liability of our directors to the extent permitted by applicable law. As a result, shareholders may be unable to recover damages against our directors for actions taken by them which constitute negligence or a violation of certain of their fiduciary duties.


                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. For example, statements included in this prospectus regarding our financial position, business strategy and other plans and objectives for future operations, and assumptions and predictions about future demand for our services and products, supply, costs, marketing and pricing factors are all forward-looking statements. When we use words like "intend," "anticipate," "believe," "estimate," "plan" or "expect," we are making forward- looking statements. We believe that the assumptions and expectations reflected in such forward-looking statements are reasonable, based on information available to us on the date of this prospectus, but we cannot assure you that these assumptions and expectations will prove to have been correct or that we will take any action that we may presently be planning. We have disclosed certain important factors that could cause our actual results to differ materially from our current expectations under "Risk Factors" and elsewhere in this prospectus. You should understand that forward-looking statements made in connection with this offering are necessarily qualified by these factors. We are not undertaking to publicly update or revise any forward looking statement if we obtain new information or upon the occurrence of future events or otherwise.


                                 USE OF PROCEEDS

      We will not receive any of the proceeds from the sale of shares of common stock pursuant to this prospectus other than up to $1,050,000 that we may receive from the exercise by certain selling shareholders under this prospectus of the Class A and Class B warrants to purchase an aggregate of 1,000,000 shares of our common stock at $.50 per share, Class C warrants to purchase up to 571,429 shares at $.35 per share, and Class D warrants to purchase up to 1,000,000 shares at $.35 per share.


                           MARKET FOR OUR COMMON STOCK

      On October 9, 2000, our common stock began to be quoted on the OTC Bulletin Board under the symbol "RSGR." Since that time, our common stock has had a high bid quotation of $1.50 and a low bid quotation of $.25. Prices are inter-dealer quotations as reported by the NASD and do not necessarily reflect retail markups, mark downs or commissions.

      The last reported sale price of our common stock on the OTC Bulletin Board on January 31, 2001 was $.28 per share. At February 2, 2001, there were 11,959,012 shares of common stock outstanding, which were held by in excess of 400 shareholders of record.


                                 DIVIDEND POLICY

      We have not paid any cash dividends on our common stock since our formation. The payment of dividends, if any, in the future, is within the discretion of our board of directors and will depend on our earnings, capital requirements, financial condition and other relevant factors. Our board of directors does not presently intend to declare any dividends on our common stock in the foreseeable future. We anticipate that all of our earnings and other resources, if any, will be retained by us for investment in our business. We are not subject to any material contractual restrictions limiting, or that are likely to limit, our ability to pay dividends on our common stock.

                                 CAPITALIZATION

      The following table sets forth our capitalization on September 30, 2000. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements included in this prospectus.


                                                              SEPTEMBER 30, 2000
                                                                  (UNAUDITED)

Total long-term liabilities.......................                $413,434

Stockholders' deficit:
Common stock; $.001 par value; 50,000,000 shares
  authorized; 10,210,441 shares issues
  and outstanding.................................                  10,210
Preferred stock; $.001 par value; 2,000,000
  shares authorized; no shares issued and
  outstanding.....................................                      --
Additional paid-in capital........................               3,561,064
Common stock subscription receivable..............                 (25,000)
Common stock subscription payable.................                  90,000
Accumulated deficit during development stage......              (4,500,810)
                                                               -----------
Total stockholder's deficit.......................               $(864,536)
                                                               ===========



                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATION

      The following discussion and analysis should be read in conjunction with our financial statements (and related notes thereto) included elsewhere in this prospectus. This discussion may be deemed to include forward looking statements.

RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

REVENUES

      Revenues for the nine-month period ended September 30, 2000 were $165,757 as compared to $336,913 for the period ended September 30, 1999, a decrease of $171,156, or 51 percent. This decrease is primarily the result of a customer's discontinuance of a product.

COST OF REVENUES

      Cost of revenues for the nine-month period ended September 30, 2000 was $82,564 (or 50 percent of revenues) compared to $182,882 (or 54 percent of revenues) for the period ended September 30, 1999. The decrease in cost of revenues is principally due to a customer's discontinuance of a product.

      As a result of the change in the product sales mix, the Company realized an increase in gross profit percentage in 2000 as compared to 1999, with a gross profit percentage of 50 percent for the nine-month period ended September 30, 2000 versus 46 percent during the same period in 1999.

GENERAL AND ADMINISTRATIVE EXPENSES

      General and administrative expenses amounted to $2,755,384 for the nine months ended September 30, 2000 as compared to $667,863 in 1999. The increase of $2,087,521 for the period primarily reflects the expenses attributable to the Company's establishment of an infrastructure to execute its business strategy. The expenses specifically resulted from the Company's investment in additional personnel including technical, administrative, marketing, merchandising and operational employees as well as expenditures for advertising to promote the Company's products and services.

INTEREST EXPENSE

      Interest expense for the nine-month period ended September 30, 2000 was $46,213 as compared to $20,700 for the same period in 1999. The increase is the result of additional financing for the building of e-commerce management, facilities infrastructure and equipment acquisition.

LOSS BEFORE INCOME TAXES

      The preceding factors combined to show an increase in net loss totaling $2,188,604 for the nine-month period ended September 30, 2000 as compared to the nine-month period ended September 30, 1999. There was a net loss of $2,727,786 for the nine-month period ended September 30, 2000 as compared to a net loss of $539,182 for the comparable period in 1999.

LIQUIDITY OF CAPITAL RESOURCES

      The Company had working deficit of $813,402 at September 30, 2000, which represented a increase in the deficit of $810,745 from the working capital deficit of $2,657 at September 30, 1999. The increase in the deficit is mainly due to the expenses incurred in establishing the infrastructure necessary to execute the Company's business strategy.

OPERATING ACTIVITIES

      For the nine months ended September 30, 2000, net cash used by operating activities amounted to $2,331,794, an increase from net cash used by operating activities of $1,771,784 for the comparable period in 1999. This increase in cash used is primarily a result of the building of e-commerce management, facilities, infrastructure, and equipment acquisition.

INVESTMENT ACTIVITIES

      For the nine months ended September 30, 2000, net cash used by investing activities amounted to $194,745 as compared to net cash used by investment activities of $37,963 for the comparable period in 1999. The increase in cash used is due to the expenditures for the Company's website enhancement costs.

FINANCING ACTIVITIES

      The Company's financing activities include payments on borrowings, offering costs, and capital leases. Net cash of $2,552,746 was provided by financing activities for the nine months ended September 30, 2000 as compared to net cash provided by financing activities of $657,053 for the nine months ended September 30, 1999. Proceeds from the Company's Regulation D offering and from notes payable were the principal sources of cash in the current period.

CAPITAL RESOURCES

      At September 30, 2000, the Company does not have any material commitments for capital expenditures other than for those expenditures incurred in the ordinary course of business.

      The Company believes that its current operations and cash balances will not be sufficient to satisfy its currently anticipated cash requirements for the next 12 months. Additional capital will be required in excess of the Company's liquidity, requiring it to raise additional capital through an equity offering, secured or unsecured debt financing. The availability of additional capital resources will depend on prevailing market conditions, interest rates, and the existing financial position and results of operations of the Company.

RESULTS OF OPERATIONS FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1999 AND 1998

SALES

      Sales for the year ended December 31, 1999 were $389,110, as compared to $195,364 for the year ended December 31, 1998, an increase of $193,746, or 99%. This increase is primarily the result of the distribution of Lamaze brand-name products to Target Stores and Babies-R-Us.

COST OF SALES

      Cost of sales for the year ended December 31, 1999 were $201,636, or 52% of sales, as compared to $116,301 or 60% of sales for the same period in 1998. The increase in cost of sales is due to the increase of sales. The decrease in cost of sales as a percentage of sales is due to the change in product mix. As a result of the foregoing, we realized an increase in gross profit in 1999 as compared to 1998, with a gross profit of $187,474 or 48% of sales in the year ended December 31, 1999, as compared to $79,063 or 40% of sales achieved during the same period in 1998.

GENERAL AND ADMINISTRATIVE EXPENSES

      General and administrative expenses amounted to $1,367,887 or 352% of sales for the year ended December 31, 1999, as compared to $327,025 or 167% of sales for the same period in 1998. The increase of $1,040,862 is primarily due to an increase of salaries and other compensation for services rendered.

CATALOGUE AND WEBSITE EXPENSES

      Catalogue and website expenses amounted to $244,027 for the year ended December 31, 1999, as compared to $0 for the same period in 1998. The increase is the result of the Company transitioning the capitalized costs of developing printed catalogues into a website based marketing tool during 1999.

INTEREST EXPENSE

      Interest expense for the year ended December 31, 1999 was $33,192, as compared to interest expense of $24,800 in the year ended December 31, 1998. The primary reason for the $8,392 increase in interest expense was due to obtaining more debt.

LOSS BEFORE INCOME TAXES

      The preceding factors combined to show an increase in the net loss totaling $1,179,777 in the year ended December 31, 1999, as compared to the year ended December 31, 1998. There was a net loss of $1,458,524 in 1999, as compared to a net loss of $278,747 for the comparable period in 1998.

LIQUIDITY AND CAPITAL RESOURCES

      We had a working capital deficit of $219,343 at December 31, 1999, which represented an increase in the deficit of $27,626 from the working capital deficit of $191,717 at December 31, 1998. The increase in the deficit is mainly due to an increase in short-term notes payable.

      From inception, our operations have been funded by operating revenue, capital contributions, loans from corporate officers, and a bank line of credit. In addition, through December, 1999, we consummated private placements of 2,007,000 shares of our common stock. Our operating activities used cash of $1,044,319 and $229,714 for the years ended December 31, 1999 and 1998, respectively. The principal use of cash in 1999 and 1998 was to finance operating expenses.

      Our investing activities used cash of $32,063 and $6,821 for the fiscal years ended December 31, 1999 and 1998, respectively. The principal use of cash in these periods was for the acquisition of various types of equipment.

      Our financing activities provided cash of $1,079,167 and $188,899 for the years ended December 31, 1999 and 1998, respectively. Loans from Sheldon R. Rose, loans from investors, utilization of our line of credit and the net proceeds from the Regulation D offerings were the principal sources of cash during these periods. See "Recent Sales of Unregistered Securities."

      In January 1999, Rose Group Delaware, d/b/a in the State of Florida as "Fresh Babies, Inc.," obtained a line of credit facility of $30,000 from AmSouth Bank of Florida. Such line bears interest at a rate of 2% over prime (10.15% at December 31, 1999), is due on demand, and is secured by a pledge of all inventory and is personally guaranteed by a majority stockholder.

      In March 1999, a bridge loan in the amount of $100,000 was obtained from one lender. The loan bore interest at a rate of six percent per annum and was paid in full by December 31, 1999. In connection with the bridge loan, we issued options to purchase 100,000 shares of common stock to the lender. See "Recent Sales of Unregistered Securities."

      In November 1999, convertible debentures in the amount of $300,000 were issued to five lenders. The debentures bear interest at a rate of six percent per annum, are due on June 30, 2000 and are convertible into 300,000 shares of common stock.

      As of December 1999, we have completed a series of private placements totaling 2,007,000 shares of common stock at a purchase price of $.50 per share. We have received gross proceeds of $1,004,568 from these private placements and such proceeds have been or will be utilized to finance the costs and development of our website, print rosebaby.com/Lamaze product brochures, purchase inventory and to finance other working capital expenses.

      In October 1999, our website, rosebaby.com, became operational and we arranged to print 500,000 rosebaby.com/Lamaze product brochures. We anticipate that sales from our website will initially be slow, but will increase substantially after the existence of the website is made known to attendees of Lamaze classes through distribution of the rosebaby.com/Lamaze product brochures.

      We have entered into a Factoring Agreement with Bay View Funding whereby Bay View Funding purchases certain of our receivables for an advance price equal to 85% of the face value of such receivables and receives a factoring and financing fee for such services.


                           DESCRIPTION OF OUR BUSINESS

      THE FOLLOWING DESCRIPTION OF OUR BUSINESS SHOULD BE READ IN CONJUNCTION WITH THE INFORMATION INCLUDED ELSEWHERE IN THIS PROSPECTUS. THE DESCRIPTION CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS AND OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

THE COMPANY

      We were incorporated in Nevada on February 13, 1996, under the name Vascular International of Nevada, Inc. ("Vascular"). As Vascular, we operated as a development stage company that owned medical technology used to make synthetic vascular implants. On December 15, 1997, Vascular acquired The Rose Group Corporation ("Rose Group Delaware"), a privately held Delaware corporation which manufactured and sold maternity, nursing and newborn related products. On December 15, 1997, we changed our name to "The Rose Group Corporation of Nevada." On March 13, 1997, we became the holding company for the wholly-owned operating subsidiary, Rose Group Delaware. On April 29, 1999, we incorporated another wholly-owned subsidiary, Rosebaby.com of Utah, Inc. ("Rosebaby") in order to facilitate the expansion of our electronic commerce and direct mail catalog sales.

      Our current operations are devoted to promoting our maternity, nursing and newborn related products and services through our website and our catalog under the rosebaby brand name. Since our inception, we have incurred operating losses. We can give no assurance that the losses will not continue or that we will become profitable in the future.

      We have authorized for issuance 50,000,000 shares of common stock, par value $.001 per share, and 2,000,000 shares of preferred stock, par value $.001 per share. 11,959,012 shares of our common stock were issued and outstanding on February 2, 2001. We have not issued any shares of our preferred stock.

THE BUSINESS

      We are a provider of prenatal, maternity, postpartum and baby products which we offer to consumers via electronic commerce and via traditional direct mail catalogs. We offer our maternity and newborn related products to the individual consumer and to mass merchants such as food and drug store chains and specialty stores located primarily in the United States. Our products include items such as breast pads, breast shells, pad holders, nursing shawls, nursing pillows, foot rests, breast pumps, lumbar supports, maternity support hose, support garments and other related products. Our products are branded and sold under the names "The Natural Choice," "Lamaze," "Two of Us" and "Brio."

      We intend to market our products to and associate ourselves with various healthcare and selfcare professionals that work with women through the prenatal and postnatal process. We expect to market our products through the Internet and through our printed catalog entitled "New Life." We intend to print and distribute our direct mail catalog on a quarterly basis to approximately 1,000,000 targeted prospects which include pregnant women and new mothers as well as childbirth educators, lactation consultants and neonatal nurses of which many are associated with organizations such as Lamaze International, the American College of Nurse Midwives, the American College of Gynecologists and Obstetricians, and the American Academy of Pediatrics.

      We are organized into two divisions which integrate both internet and traditional print marketing business models to create market awareness and sales of our products and related services.

   ROSEBABY.COM INTERNET AND CATALOG DIVISION

      Our internet division brings our traditional print catalog on-line so that we may take advantage of the electronic commerce markets. Our website, located at http://www.rosebaby.com, has been operational since October 1, 1999. Over the past twelve months our website has received approximately 5,524,893 hits, 480,492 visitors and 23,536 repeat visitors. However, to date our website has generated minimal revenue from advertising or from the sales of our products and services.

      For products related to newborns, our website offers a large selection of items which include infant clothing, nursery furniture and bedding, carriages, baby monitors, bath products, high chairs, car seats and educational toys and tools. For products related to the expecting or new mother, we offer products, services and information related to breast feeding, maternity clothes, beauty/skin care, aromatherapy and fitness.

      Currently we operate our e-commerce technology, our fulfillment activities, our warehouse and logistics operations and our customer service activities at our facility in Florida. Our servers, hardware and software necessary to operate the rosebaby.com website are located at our principal executive office in Sarasota, Florida.

      Prior to August, 2000, we used Sun Remarketing, Inc. ("Sun Remarketing"), an internet service provider located in Utah, to operate and maintain our website at its facilities in Utah, and we operated a back-up system at our facilities in Sarasota, Florida. On August 7, 2000, we commenced the operation and maintenance of our website and dataprocessing center on our own server located at our executive office. On or about the same date and without prior notice to us, Sun Remarketing terminated its services to us under our agreement dated October 15, 1999 and we have not made any further payments to Sun Remarketing under the agreement after such date. On November 1, 2000, in accordance with a request made to Sun Remarketing by our legal counsel, we received an acknowledgement from Sun Remarketing that, upon our payment of $15,000 to Sun Remarketing, it will sign a general release acknowledging that the contract has been terminated. However, we have not made such payment as of the date of this prospectus.

      On February 15, 2000 we executed an advertising and promotion agreement with Yahoo! Inc. ("Yahoo"). We were required to pay an aggregate amount of $1,000,000 to Yahoo over a twelve month term. As of August 24, 2000, we received notification from Yahoo of its decision to terminate the advertising and promotion agreement and related merchant integration program agreement between the parties dated February 15, 2000 (the "Yahoo Agreements"). The termination arose from the inability to resolve certain disagreements between Yahoo and us relating to the advertising and promotion services to be rendered to us by Yahoo under the terms of the Yahoo Agreements and our payment obligations thereunder. As a result, as of the termination date, Yahoo removed all advertising of our products and services from its portal and we ceased any payments under the Yahoo Agreements. At the date of termination, we had paid $437,500 to Yahoo for its advertising services and issued a warrant to Yahoo to purchase 131,185 shares of our common stock at $.50 per share. In its termination notice to us, Yahoo reserved all of its rights under the Yahoo Agreements, including the right to seek payment under the terms of the Yahoo Agreements.

      We can give no assurance that Sun Remarketing or Yahoo will not file a lawsuit or other claim against us seeking to recover the remaining unpaid payments under their respective agreements with us.

    MANUFACTURING AND DISTRIBUTION DIVISION

      Our manufacturing and distribution division designs, develops, markets and distributes our products such as nursing breast pads, nursing breast pad holders, nursing foot rests, nursing breast pillows, breast milk refrigeration bags, manual breast pumps, nursing breast shells, nursing privacy shawls, maternity compression hose and maternity and nursing apparel. We market these products through our commissioned sales representatives to retail outlets and various food and drug chains and specialty stores, located primarily in the United States. We distribute or ship these products to the specialty store and mass merchant customers from our main facility in Sarasota, Florida.

      On April 4, 2000, we entered into an exclusive distribution agreement (the "Agreement") with Brio AB ("Brio"), a Swedish corporation, to distribute certain baby products manufactured by Brio, including prams, strollers, high-chairs, and other baby carriage products and accessories (the "Brio Products"). Under the terms of the Agreement, we are Brio's exclusive distributor of the Brio Products for a period of three years in the United States and we are entitled to use the Brio brand name and trademark within the United States on the Brio Products. Our agreement with Brio is renewable for an additional one-year term and is terminable by either party upon 30 days notice; however, Brio has the right to terminate our agreement within 60 days during the first twelve months of the agreement if we are unable to purchase an aggregate net invoice value of $1,000,000 of Brio Products from Brio.

SUPPLIERS

      We contract with independent manufacturing suppliers for the manufacture of our prenatal and postpartum products. The principal manufacturers for our products are Mid-Town Sewing located in New York and T&T, Inc. (Thanh Nguyen) located in Sarasota, Florida. We have not entered into any formal contractual relationship with these manufacturers. We ship our raw materials for manufacture and negotiate the price of manufacture on a per piece basis with each manufacturer. We currently manufacture the breast pads that we market and distribute in-house at our own facility.

      On occasion, our independent manufacturers will distribute our finished products to the mass merchant customers, but generally we package and distribute the products from our main facility in Florida. We can give no assurance that we will be successful in maintaining adequate distribution facilities or that we will be able to successfully implement an efficient distribution process necessary to sell to our potential e-commerce and direct mail customers. We anticipate, however, that we can out-source our distribution requirements to meet any foreseeable product demand, if any.

MARKETING AND SALES

      We have created a networking program entitled the "1,000 Points of Light Associates Program" consisting of healthcare and selfcare professionals who have agreed to offer their professional services and advice to our customers via the rosebaby.com website. In October, 2000, we reached a total of 2,000 associates and we hope, within the next twelve months, to expand our professional resources to include 10,000 associates.

      We amended our agreement with LAMI, a for-profit affiliate of Lamaze International, in March, 2000. Under the terms of the amended agreement, we are able to market and distribute products bearing the Lamaze brand name. However, as of September 2000 we were made aware that LAMI is in default of its arrangement with Lamaze International and, as such, we may not be able to continue using the Lamaze brand name on approximately twenty of the products that we sell.

      In the fiscal year 2001, we intend to distribute our New Life catalog on a quarterly basis. Our New Life catalog offers a mail order alternative for our rosebaby.com customers. We have printed 1,500,000 brochures which are designed to target healthcare professionals and first time parents ranging from 23 to 40 years old.

OUR CUSTOMERS

      Given the nature of e-commerce business, we do not expect any single customer to account for a significant percentage of our revenues from our catalog sales or our e-commerce business. We do not have any written contractual arrangements to sell and/or supply our products to any major retailer, and, although no negotiations have taken place to date, we would like to make such definitive agreements with one or more large retailers. We cannot assure you, however, that we will be able to enter into any such agreements.

INTELLECTUAL PROPERTY

      On April 23, 1999 we secured the registration of the domain name "ROSEBABY.COM." We also hold domain name registrations rights for the domain names "ROSEKID.COM", "ROSEOUTLET.COM" and "ROSEBABYMART.COM" which we may use in our future operations. We have applied to the United States Patent and Trademark Office for the trademarks to "ROSEBABY.COM" on June 16, 1999; "ROSEBABY" on July 7, 1999; the "rosebaby" logo consisting of a baby nestled within a single red rose on July 7, 1999; and the "ROSEBABY.COM" with the "rosebaby" logo together on July 7, 1999. All of such applications are still pending approval and we have not secured any trademarks to date.

      We have also entered into a Licensing Agreement with Valda K. Hemming, d/b/a Pretty/Private, dated January 9, 1998. We were granted a license under this agreement to manufacture, arrange for the manufacture and sell a patented product known as the "Privacy Shawl" (U.S. Patent No. 5,008960). Pursuant to such agreement, we pay Pretty/Private a royalty fee equal to 7.5% of the net selling price of each shawl.

COMPETITION

      We believe that competition in the online retail and catalog business is based on brand name recognition, product selection, convenience, customer service, competitive pricing and the speed and reliability of fulfillment. We believe that we distinguish ourselves and that the rosebaby.com web site distinguishes itself by offering an assortment of prenatal and postnatal services as well as maternity and newborn related products selected on the basis of high quality and safety. Our competitors include traditional store-based retailers or on-line retailers with existing websites such as Babygear.com, Babycenter.com and Babystyle.com.

      We expect competition to intensify in the future because current and new competitors can enter our market with little difficulty and can launch new websites at a relatively low cost. If more companies enter the e-commerce markets, we could experience price reductions, reduced gross margins and loss of market share, any of which could seriously harm our net sales and results of operations. In addition, the children"s products industries, including toys, video games, software, video, books, music and baby-oriented products, are intensely competitive.

      Almost all of our competitors and potential competitors presently have considerably greater financial and other resources, experience and market penetration than we do. Many traditional store-based and on-line competitors have longer operating histories, larger customer or user bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. Many of these competitors can devote substantially more resources to website development than we can. In addition, larger, well-established and well-financed entities may join with on-line competitors or suppliers of children"s products, including toys, video games, books, software, video, music and baby-oriented products as the use of the Internet and other on-line services increases. We also compete with several well-established distributors of prenatal/post-partum products such as Gerber, Evenflo and Avent.

RAW MATERIALS

      The principal raw material that we use in the manufacturing of our products is fabric. We purchase fabric from a variety of suppliers based upon best price estimates and are not dependent upon a single supplier. We do not anticipate any significant material shortages. We believe that we would be able to find various alternative suppliers to either replace or supplement the suppliers that we currently utilize.

SEASONALITY

      Many internet e-commerce companies experience a disproportionately higher amount of sales during the fourth calendar quarter and we anticipate that this will continue in the future. If the market makes the transition from an emerging to a more developed market, we may experience some seasonal and cyclical patterns, including lower advertising revenues in the first and third quarters. Seasonal and cyclical patterns in Internet advertising may also affect our revenues. Additionally, we may be affected by website traffic fluctuations during the summer and year-end vacation and holiday periods and increased sales from consumer goods during the fourth quarter as a result of the holiday seasons. Due to our limited operating history, it is difficult to predict the seasonal pattern of our sales, if any, and the impact of such seasonality on our business and financial results.

CONSULTING AGREEMENTS

      In June, 2000, we cancelled the consulting services agreement that we entered into with Pinnacle Asset Management. However, we did not cancel the warrant that we issued to Pinnacle to purchase 500,000 shares of our common stock at $.50 per share. This warrant is exercisable through January 31, 2005.

      On August 30, 2000, we entered into a consulting and financial advisory services agreement with Securities & Investment Planning Company ("Securities & Investment"), under which Securities & Investment has agreed to provide financial consulting services and assistance pertaining to possible merger and acquisition proposals and short and long-term financing. Securities & Investment will render its services to us on a non-exclusive basis for a period of a year from the date of the agreement in exchange for $15,000. We paid $7,500 to Securities & Investment upon execution of the agreement and we are required to pay the remaining balance of $7,500 by December 31, 2000. If Securities & Investment is successful in finding financing or a suitable merger or acquisition candidate for us, we will pay them an additional fee ranging from five percent (5%) of the first $5,000,000 of the aggregate amount of any financing or transaction that we complete to eight percent (8%) of the aggregate amount of financing in excess of $8,000,000 that we receive.

      On November 1, 2000, we entered into a non-exclusive financial advisory agreement with Morgan Brewer Securities, Inc. ("Morgan Brewer"), a corporation located in Texas. The agreement was subsequently amended by Memorandum dated November 13, 2000 and by letter agreement dated January 2, 2001. Under the amended agreement, Morgan Brewer will render to us financial advisory consulting advice on a non-exclusive basis relating to financial, market acceptance and other similar matters. In exchange for those services, we issued 400,000 shares of our common stock to Morgan Brewer and its designees. The term of the agreement is for two years from the date of the agreement, and each party has the right under the agreement to terminate it at any time during the two-year term. We are including in this registration statement the 400,000 shares that we have issued to Morgan Brewer for its financial advisory services.

      On January 18, 2001, we entered into a consulting agreement with an individual consultant, under which he has agreed to provide us with corporate consulting services in the areas of marketing, advertising, product development, strategic alliances, mergers and acquisitions and financial services. In consideration of his services, we agreed to issue 580,000 shares of our common stock to him and to pay him 10% of the aggregate value of any completed transaction which was identified by the consultant in a combination of cash and common stock. The term of the agreement is for one year from the date of execution and may be extended by mutual agreement.

INVESTMENT POLICIES

      Currently, we do not have policies regarding the acquisition of assets primarily for possible capital gain or income. We do not presently hold any investments in real estate, interests in real estate, real estate mortgages or securities of or interests in persons primarily engaged in real estate activities.

EMPLOYEES

      We currently employ five individuals full-time and use one part-time consultant. We anticipate hiring additional employees as needed. We have never experienced a work stoppage and we believe that our employee relations are good. Our success depends to a large extent upon the continued services of our key managerial and employees. The loss of such personnel could have a material adverse effect on our business and our results of operations. See our Risk Factors entitled "Our Success Depends on Our Ability to Attract and/or Retain Qualified Personnel" and "We May Not be Able to Manage Growth and The Loss of our Key Employees May Adversely Affect our Growth Objectives."

GOVERNMENT REGULATION, SAFETY, ENVIRONMENTAL COMPLIANCE

      Currently, there are not many direct federal, state or local regulations which govern our business other than regulations applicable to conducting business in general or directly applicable to operating an e-commerce business. It is possible that in the future a number of laws and regulations may be adopted with respect to the Internet covering issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security. Several states have proposed legislation to limit the uses of personal user information gathered on-line or require on-line services to establish privacy policies. The Federal Trade Commission ("FTC") has also initiated action against at least one on-line service regarding the manner in which personal information is collected from users and provided to third parties. However, the expansion of the e-commerce market could lead to adoption of more stringent consumer protection laws and could reduce consumers' use of the web and demand for our products and services.

      The FTC has legislated several laws related to consumer protection which apply to our business and operations and regulate children's video marketing and mail/telephone order shipping practices. Our failure to comply with the FTC rules and regulations or other governmental authorities could result in action being taken against us and could be detrimental to our operations.

      We also may be affected by the application of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, taxation, libel, obscenity and export or import matters, although these laws are not as clear about their governance over the Internet. Changes in laws intended to address such issues could create uncertainty in e-commerce and our particular market. This uncertainty could reduce demand for our products or services or increase the cost of doing business because of higher litigation costs or increased service delivery costs. Liability from lawsuits may cause our reputation and our business to suffer. In the past, plaintiffs have brought these types of claims and sometimes successfully litigated them against on-line services.

DESCRIPTION OF PROPERTY

      Our distribution center is located at 1535 Northgate Boulevard, Sarasota, Florida 34234. We lease approximately 9,300 square feet of office space under a written lease agreement at a base rental cost of $3,875 per month. Our rental costs will be increased pursuant to the Consumer Price Index on an annual basis. With taxes and maintenance expenses included, we pay $4,955 per month. Our lease expires on August 31, 2002.

      On March 22, 2000, we executed a lease for space in which to relocate our executive offices which were previously located in the same building as our distribution center. The leased space is located at 1748 Independence Boulevard in Sarasota, Florida, and consists of 4,240 square feet at a base monthly rental rate of $3,091.67, plus air conditioning maintenance and taxes for the first year of $248.52 per month during the initial term. The rental rate is subject to annual increases in the base rental and taxes during the initial term. The term of the lease is for three years commencing on April 1, 2000, and is renewable for another three year option term upon the same terms as the original lease at an increased rental rate during each year of the option term. We are additionally responsible for the payment of all utilities and insurance relating to the space during the term of the lease.

      We believe that the space that we lease is adequately insured and is currently suitable as our main administrative office and distribution center. We currently have no proposed plans for the renovation, improvement or development of the facilities currently being leased. Our servers and other hardware and software that we use for our website operations are located at our offices in Florida.

LEGAL PROCEEDINGS

      We are not a party in any material legal matters, and we know of no other proceeding threatened against us. We know of no governmental action against us. None of our directors, officers, affiliates or beneficial owners of five percent or more of any class of our voting securities are threatening to or are bringing a lawsuit against us.

TRANSFER AGENT

      Our transfer agent for our common stock is Atlas Stock Transfer of Salt Lake City, Utah.


                                   MANAGEMENT

      The following table sets forth certain information regarding our directors, executive officers and significant employees:


         NAME                    AGE             POSITION WITH COMPANY
         ----                    ---             ---------------------

     Sheldon R. Rose              62          Chief Executive Officer, President
                                              and Chairman of the Board
     Dr. Francine H. Nichols      63          Director
     Dr. Arnold L. Tanis          71          Director
     Rose C. Smith                48          Director
     Lori M. Majeski              43          Vice President -- Marketing
     Mark C. Nicholas             31          Vice President -- Operations


         Our directors hold office until the next annual meeting of our shareholders or until their successors are duly elected and qualified. Our executive officers serve at the pleasure of the board of directors. Set forth below is a summary description of the principal occupation and business experience of each of our directors and executive officers for at least the last five years.

      MR. SHELDON R. ROSE. Mr. Rose has served as our Chief Executive Officer, President and Chairman since March 1997. Mr. Rose has had extensive business experience with American Machine & Foundry Co. (1960-1964) where he completed his services as the Manager of Long Range Planning for the Aerospace General Engineering Division. Mr. Rose also worked for Cutler Hammer as a Sales Engineer from 1964-1968. From 1969-1972, he was Vice President of

Marketing for Computer Solutions, Inc., where he provided computer hardware and software related services to accountants, distributors and small to medium size business organizations. From 1972-1975, he was Corporate Acquisition Marketing Manager for Teleprocessing Industries, a division of Western Union. In 1975-1982, he was President of Ambassador Corporation, a prenatal and postpartum product services company. From 1982 through approximately March, 1997, he was the Chairman, Chief Executive Officer and founder of Diplomat Corporation.

      DR. FRANCINE H. NICHOLS. Dr. Nichols has served as a member of our board of directors and as our consultant since March, 1997 and receives consulting fees of approximately $1,442 per week for any consulting services that she provides us. However, we have not paid any consulting fees to Dr. Nichols since September, 2000. Currently, Dr. Nichols is a professor at Georgetown University School of Nursing and Health Studies in Washington, DC and is the coordinator of Women's Health. She has served in that position since October, 1998. Dr. Nichols also presently serves as President of MCH Consultants, a company specializing in maternal and child health care. She is also the author of numerous books, articles and film productions related to "How To"s" on infant care with particular emphasis on infant products. She was a Visiting Associate Professor in the School of Nursing at the Catholic University of America in Washington, D.C. from 1991 through 1993. Dr. Nichols has also had extensive affiliations with the University of Kansas School of Medicine and Wichita State University where she has been a Clinical Assistant Professor of Pediatrics (School of Medicine) and Associate Professor (School for Nursing) in charge of the Maternal Child Nursing Graduate Program. She was also President and board member of ASPO/LAMAZE from 1984 through 1991, the National LAMAZE Childbirth Organization headquartered in Washington, D.C. Dr. Nichols received her bachelors degree in nursing from Wichita State University, her masters degree in nursing and Ph.D. degree in nursing from the University of Texas at Austin, with an emphasis on parent/child research and child health issues.

      DR. ARNOLD L. TANIS. Dr. Tanis has served as a member of our board of directors since September, 2000. Dr. Tanis began his practice of pediatrics in 1957. He developed his two doctor practice into Pediatric Associates, the largest private pediatric practice in the United States with 60 care givers in 17 offices, where he currently practices and has since 1957. During the past 40 years, Dr. Tanis has also served as the Chief of Pediatrics and Chief of the Medical Staff at Memorial Regional Medical Center located in Florida, President of the Florida Chapter of the American Academy of Pediatrics, Director of the Medical Associates of La Leche League International, member of the Professional Advisory Board of La Leche League International, President of the International Board of Lactation Consultant Examiners, and Program Director of the Joe DiMaggio Children's Hospital Annual Pediatric Symposium. He is a Clinical Associate Professor of Pediatrics at the University of Miami School of Medicine and Nova Southeast School of Medicine, both located in Florida. His many awards include Outstanding Florida Pediatrician, Spirit of Healing Award and several outstanding Alumni Awards of the University of Chicago. Dr. Tanis received his bachelors of science degree, Ph.B and medical degree from the University of Chicago.

      MS. ROSE C. SMITH. Ms. Smith has served as a member of our board of directors since September, 2000. Since 1996, Ms. Smith has served as the President of Innova Pure, Inc., a publicly traded company, and since 1997 has also served as its Chief Operating Officer. From 1993 to 1996 Ms. Smith served as a marketing consultant and director of business development for Innova Pure, Inc. Prior to 1993, Ms. Smith served in various financial consulting roles related to corporate acquisitions and international product acquisitions. Ms. Smith was assigned to the White House Press Corps. and the Media Relations Committee for President Clinton during his Summit of the Americas in Miami. Ms. Smith is a member of the Water Quality Association, the Beit Issle Shapiro Foundation, the American Women in Film and Television Association, and serves as Vice President and a board member of the Alzheimer's Notables. Ms. Smith attended the University of Florida.

      MS. LORI M. MAJESKI. Ms. Majeski has served as our vice president of marketing since July, 1999. Ms. Majeski has been actively engaged in the marketing and product development field for over twenty years, and, prior to joining us, spent four years operating her own consulting company. She currently acts as a consultant to us. Her consulting activities focus upon retail, marketing, merchandising and product development services for children"s educational toys, juvenile accessories and infant and children"s apparel. Prior to founding her own consulting company, Ms. Majeski worked for Mamiye Brothers, Inc. (1994-1995) and Donnkenny, Inc. (1993-1994) where she was directly responsible for the design, product development, production and merchandising of high-end children"s wear apparel lines for the Walt Disney Company and affiliated entities thereof.

      MR. MARK C. NICHOLAS. Mr. Nicholas has served as our vice president of operation since March, 1997. Mr. Nicholas began his career in 1989 with Diplomat Corporation, a publicly traded NASDAQ corporation. His responsibilities during his eight year tenure with Diplomat Corporation included serving as Director of Operations and directing all of the warehouse and distribution functions for over 150 products. Part of his responsibilities included distribution of products to mass merchants and a National LAMAZE Preemie Catalogue. Mr. Nicholas has an Associates Degree in Business Management from Rockland Community College, Suffern, New York.

FAMILY RELATIONSHIPS

      Mark C. Nicholas is the son-in-law of Sheldon R. Rose. There are no other family relationships among our directors or executive officers.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

      We are not aware of any material legal proceedings that have occurred within the past five years concerning any director, director nominee, promoter or control person which involved a criminal conviction, a pending criminal proceeding, a pending or concluded administrative or civil proceeding limiting one's participation in the securities or banking industries, or a finding of securities or commodities law violations.


                             EXECUTIVE COMPENSATION

      The following table contains information about the compensation we paid during the three fiscal years ended on December 31, 1999 to (i) our Chief Executive Officer and (ii) our other executive officers who held an executive position on December 31, 1999 and received total salary and bonus in excess of $100,000 during the fiscal year ended December 31, 1999 (collectively, "Named Executive Officers").


                           SUMMARY COMPENSATION TABLE


                                            ANNUAL COMPENSATION       LONG TERM COMPENSATION AWARDS
                                            -------------------    ------------------------------------

  NAME OF INDIVIDUAL                                               RESTRICTED STOCK     SECURITIES
  AND PRINCIPAL POSITION           YEAR      SALARY     BONUS           AWARDS       UNDERLYING OPTIONS
  ----------------------           ----     --------    -----      ----------------  ------------------

  Sheldon R. Rose, Chief           1999     $ 69,000       -              -                 -
  Executive Officer,               1998     $120,000       -              -                 -
  President, Chairman of           1997     $ 14,381       -              -                 -
  the Board and Chief
  Financial Officer


         The following table contains information regarding options granted in the fiscal year ended December 31, 1999 to our directors and executive officers named in the Summary Compensation Table above.


                        OPTION GRANTS IN LAST FISCAL YEAR
                               (INDIVIDUAL GRANTS)


                  NUMBER OF SECURITIES   % OF TOTAL OPTIONS
                   UNDERLYING OPTIONS    GRANTED TO EMPLOYEES    EXERCISE PRICE   EXPIRATION
    NAME              GRANTED (#)           IN FISCAL YEAR          ($/SH)            DATE
    ----          --------------------   --------------------    --------------   -----------

 Sheldon R. Rose          550,000              58%                   1.00          7/14/2002

    The following table sets forth information with respect to the number and value of outstanding options held by executive officers named in the Summary Compensation Table above at December 31, 1999.


                          FISCAL YEAR-END OPTION VALUES


                    NUMBER OF SECURITIES UNDERLYING        VALUE OF UNEXERCISED IN-THE-MONEY
                   UNEXERCISED OPTIONS AT YEAR END (#)           OPTIONS AT YEAR END($)
     NAME            EXERCISABLE      UNEXERCISABLE          EXERCISABLE    UNEXERCISABLE
     ----            -----------      -------------          -----------    -------------
 Sheldon R. Rose       550,000             -0-                    *              -0-

----------
  * The value of unexercised in-the-money options is based upon the difference between the price of our common stock on December 31, 1999 and the exercise price of the options. We did not have a market for our common stock that the option is exercisable into on December 31, 1999, therefore there was no market price for our common stock to compare with the exercise price to determine if the options were in-the-money or out-of-the-money.


STOCK OPTIONS

      As of the date of this prospectus, we had granted options to purchase 1,777,000 shares of our common at exercise prices ranging from $.50 per share to $1.50 per share. Under the option agreements, if our sales for any fiscal year, as set forth in our consolidated statement of operations as audited by our independent auditor, reach or exceed $100,000,000 and the option recipient is still serving as either our key employee, officer, director, consultant or legal counsel, then the number of shares of common stock for which the unexercised portion of the option may thereafter be exercised shall automatically be doubled, with a corresponding change in the aggregate exercise price applicable to the unexercised portion of the option.

COMPENSATION OF DIRECTORS

    We compensate our outside directors $500 per day to attend meetings of the Board of Directors. We have also granted our directors options for their services. See the table below under "Principal Shareholders."

EMPLOYMENT AGREEMENTS

    On July 1, 1999 we entered into an employment agreement with Sheldon R. Rose to serve as our Chairman, Chief Executive Officer and President at an annual base salary of $120,000. At a meeting held on March 30, 2000, our board of directors approved an increase in Mr. Rose's salary for 1999 from $120,000 to $180,000, which increase was to be retroactive. Additionally, the board further increased Mr. Rose's salary for the fiscal year 2000 to $210,000. We subsequently amended Mr. Rose's agreement as of April 1, 2000 to reflect the approved increase. Under the terms of the employment agreement, as amended, if and when we achieve gross sales in an amount equal to $100,000,000, Mr. Rose's base salary will be increased to $240,000 per annum. Thereafter, Mr. Rose shall receive an additional $30,000 per annum for every $50,000,000 increase in gross sales per year. The employment agreement remains in effect until July 1, 2004, at which time it will automatically be extended for successive one year periods unless either party notifies the other in writing within sixty days that they want to terminate the agreement. In the event of a change of control of our company, our successor entity will have the right to terminate Mr. Rose's employment agreement upon payment to Mr. Rose of an amount equal to two times his then current annual salary.

    We had a consulting arrangement with Dr. Francine H. Nichols, a member of our board of directors, whereby we paid Dr. Nichols consulting fees of approximately $1,442 per week. We have not paid Dr. Nichols consulting fees since September, 2000.

    There are no provisions in our articles of incorporation or by-laws that would delay or prevent a change of control of our company.


                             PRINCIPAL SHAREHOLDERS

    The following table sets forth certain information with regard to the beneficial ownership of our common stock by (i) each of our current directors,
(ii) each of our executive officers, (iii) all of our directors and officers as a group, and (iv) each person known by us to own beneficially more than five percent (5%) of the outstanding shares of our common stock. Unless otherwise indicated, we believe that the persons named in the table below, based on information furnished by such owners, have sole voting and investment power with respect to the common stock beneficially owned by them, subject to community property laws, where applicable.


   NAME AND ADDRESS OF       NUMBER OF SHARES OF COMMON     PERCENTAGE OWNERSHIP OF
    BENEFICIAL OWNER         STOCK BENEFICIALLY OWNED(1)   COMMON STOCK OUTSTANDING(1)(2)
   -------------------       ---------------------------   ------------------------------
Sheldon R. Rose                      3,339,500(3)                      26.07%
8990 Wembley Court
Sarasota, Florida  34238


Robert H. Jaffe                      1,070,065(4)                      8.73%
8 Mountain Avenue
Springfield, New Jersey
07081


Dr. Francine H. Nichols                175,000(5)                      1.45%
2138 California Street, N.W.
Suite 203
Washington, D.C.  20008


Dr. Arnold L. Tanis                     50,000(6)                       .42%
1100 S.E. 17th Street
Suite 1015
Fort Lauderdale, Florida
33316


Rose C. Smith                           75,000(7)                        .62%
400 East 56th Street
Apt. 19D
New York, New York
10022-4147


All Directors and Officers           3,864,500(8)                      29.48%
as a Group (6 Persons)

----------
(1) Includes any shares as to which the person or entity has sole or shared voting power or investment power and shares which such person or entity has the right to acquire within sixty days from the date of this prospectus. The inclusion herein of any shares deemed beneficially owned does not constitute an admission by such person of beneficial ownership of such shares. The information is based upon information furnished by the persons listed.

(2) Such figures are based on 11,959,012 shares of our common stock issued and outstanding as of the date of this prospectus.

(3) Includes currently exercisable options to purchase 850,000 shares of common stock ranging in exercise price from $1.00 per share to $1.50 per share. The option agreements which govern the terms of the noted options provide that the amount of shares which the holder may purchase upon exercise shall double if we reach $100,000,000 in gross sales and if the holder is still a key employee, officer, director, consultant or legal counsel at the company.

(4) Includes currently exercisable options to purchase 300,000 shares of common stock at exercise prices ranging from $1.00 per share to $1.50 per share and 95,565 shares held by Portfolio Promotions International, Ltd., of which Mr. Jaffe is the sole shareholder. The option agreements which govern the terms of the noted options provide that the amount of shares which the holder may purchase upon exercise shall double if we reach $100,000,000 in gross sales and if the holder is still a key employee, officer, director, consultant or legal counsel at the company.

(5) Includes currently exercisable options to purchase 75,000 shares of common stock at exercise prices ranging from $1.00 per share to $1.50 per share. The option agreements which govern the terms of the noted options provide that the amount of shares which the holder may purchase upon exercise shall double if we reach $100,000,000 in gross sales and if the holder is still a key employee, officer, director, consultant or legal counsel at the company.

(6) Includes currently exercisable options to purchase 50,000 shares of common stock exercisable at $1.00 per share. The option agreements which govern the terms of the noted options provide that the amount of shares which the holder may purchase upon exercise shall double if we reach $100,000,000 in gross sales and if the holder is still a key employee, officer, director, consultant or legal counsel at the company.

(7) Includes currently exercisable options to purchase 50,000 shares of common stock exercisable at $1.00 per share. The option agreements which govern the terms of the noted options provide that the amount of shares which the holder may purchase upon exercise shall double if we reach $100,000,000 in gross sales and if the holder is still a key employee, officer, director, consultant or legal counsel at the company.

(8) Includes an aggregate of 1,150,000 shares of common stock issuable upon exercise of outstanding options. The option agreements which govern the terms of the noted options provide that the amount of shares which the holder may purchase upon exercise shall double if we reach $100,000,000 in gross sales and if the holder is still a key employee, officer, director, consultant or legal counsel at the company.



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      On December 31, 1998, we entered into a loan agreement with Sheldon R. Rose, our Chairman, Chief Executive Officer, President and Chief Financial Officer, whereby we borrowed $350,000 and signed a promissory note to repay advances made by Mr. Rose for the payment of various business expenses. The promissory note bears interest at a rate of six percent per annum and is payable each year. The principal amount of is due and payable in full on December 31, 2001. As of the date of this prospectus, we have not made any payments of principal or interest towards this loan.

      Robert H. Jaffe, our former legal counsel and a greater than five percent beneficial owner of our common stock, made an agreement to repurchase all or a portion of 150,000 shares of common stock owned by two investors, at a price of seventy-five cents ($.75) per share at any time during the period commencing March 25, 2000 and ending September 30, 2000. Mr. Jaffe did not repurchase any of these shares.

      Throughout the fiscal year ended December 31, 1999, we paid an aggregate of $38,925 representing finder"s fees to Robert H. Jaffe, our former legal counsel and a greater than five percent beneficial owner of our common stock. Additionally, on March 26, 1999 we issued 50,000 shares of our common stock to Mr. Jaffe in payment for services rendered to us in connection with the (i) negotiation of reductions in our various outstanding obligations and (ii) introductions to a company that could aid in the preparation and development of our e-commerce website.

      In August, 2000, we issued three promissory notes to Portfolio Promotions International, Ltd. ("Portfolio"), an entity wholly-owned by Robert H. Jaffe, who was our legal counsel at the time of issuance and is still a greater than five percent beneficial owner of our common stock. The three notes are for $100,000, $65,000, and $220,000. The $100,000 covers general advances made to us, the $65,000 note covers advances made by Portfolio to us through September 30, 2000 and the $220,000 note covers advances through July 31, 2000. Under the terms of the three notes, we pay interest accruing on the principal at a rate of six percent on a quarterly basis. We pay accrued interest on the $100,000 note beginning on September 15, 2000, on the $65,000 note on September 30, 2000, and on the $220,000 note on October 31, 2000. All three notes mature on January 31, 2001. As of the date of this prospectus, we had not made any payments of accrued interest or principal on these notes.

      We issued an additional promissory note for $10,000 to Portfolio on September 28, 2000 for funds that Portfolio advanced to cover our general administrative expenses. We pay interest accruing on the principal of the note at a rate of six percent on a quarterly basis beginning on March 28, 2001. The note matures on March 28, 2001. If we default on the payments, we will be required to pay interest at twelve percent until the note is paid in full. Events of default include late payments over fifteen days, our failure to diligently preserve our corporate existence, or if we become insolvent or receive an adjudication of bankruptcy or are otherwise placed in receivership. As of the date of this prospectus, we had not made any payments of accrued interest or principal on the note.

      We issued a promissory note for $27,000 to Sheldon R. Rose, our President and Chief Executive Officer, on September 28, 2000 for funds that he advanced to us to cover administrative expenses and overhead. The note bears interest at an annual rate of six percent and we are required to pay the accrued interest monthly beginning on October 28, 2000. The note matures on December 1, 2000. As of the date of this prospectus, we had not made any payments of accrued interest or principal on the note.

      In November, 2000, our President and Chief Executive Officer, Sheldon R. Rose, and Robert H. Jaffe, our former legal counsel and a beneficial owner of greater than five percent of our outstanding common stock, sold to Consulting and Strategy's designees a total 750,000 shares of our common stock that they own at a price of $.10 per share. They have lent the proceeds from the sale of the shares to us to cover our administrative expenses.


                              SELLING SHAREHOLDERS

      We are registering for offer and sale by the holders thereof 4,890,000 shares of our common stock held by certain shareholders, including 571,429 shares of our common stock issuable upon the exercise of Class C warrants, 1,000,000 shares of common stock issuable upon the exercise of Class D warrants and 1,000,000 shares of common stock issuable upon the exercise of the Class A and Class B warrants held by certain selling shareholders under this prospectus. The selling shareholders may offer the common stock for sale on a continuous basis pursuant to Rule 415 under the Securities Act of 1933.

      All of the selling shareholders' shares offered hereby may be sold from time to time in amounts and on terms as may be determined by the selling shareholders upon the effective date of the registration statement of which this prospectus is a part.

      Based on information provided to us by the selling shareholders, the following table sets forth certain ownership and registration information regarding the shares held by each person who is a selling shareholder and by all selling shareholders as a group.

      The following table sets forth as of the date of this prospectus, (i) the name of each selling shareholder, (ii) the amount of shares of common stock owned by each selling shareholder, (iii) the amount of shares of common stock to be offered by each selling shareholder, and (iv) the amount and percentage of shares of common stock to be owned by each such holder following the completion of the offering.


                                                            SHARES OWNED     PERCENTAGE OF
      NAME OF                         SHARES     SHARES TO     AFTER         SHARES OWNED
SELLING SHAREHOLDER                    OWNED    BE OFFERED   OFFERING(2)   AFTER OFFERING(1)(2)
-------------------                    -----    ----------   -----------   --------------------

Aspermont, Inc.(3)                    580,000     580,000          0             (*)
c/o Peter Workin
7500 San Felipe Road, Suite 777
Houston, TX   77063

Salomon Properties, LPLLLP            214,285     214,285          0             (*)
6802 San Remo
Houston, TX   77083


                                                            SHARES OWNED     PERCENTAGE OF
      NAME OF                         SHARES     SHARES TO     AFTER         SHARES OWNED
SELLING SHAREHOLDER                    OWNED    BE OFFERED   OFFERING(2)   AFTER OFFERING(1)(2)
-------------------                    -----    ----------   -----------   --------------------

Hanover Street Partners,              285,715       285,715          0             (*)
LPLLLP(4)
c/o 14601 Bellaire Blvd., #338
Houston, TX   77083

Roanroke Associates, Ltd.(5)          500,000       500,000          0             (*)
c/o Peter Workin
7500 San Felipe Road, Suite
777
Houston, TX   77063

Quest Partners, LPLLLP(5)             500,000       500,000          0             (*)
c/o  14601 Bellaire Blvd.,
#338
Houston, TX   77083

David Selmon                           50,000        50,000          0             (*)
14601 Bellaire Boulevard,
#338
Houston, TX

LaDonna Tebo(6)                        50,000        50,000          0             (*)
612 Little John
Houston, TX   77024

Consulting and Strategy             1,000,000     1,000,000         0             (*)
International, LLC(7)(8)
5433 Westheimer
Houston, TX   77056

Gerald Sherman(9)                      50,000        50,000          0             (*)
6199 Portal Drive
Houston, TX   77096

Timothy Horan                          50,000        50,000          0             (*)
2800 Post Oak Drive
61st Floor
Houston, TX   77066

Franklin C. Fisher, Jr.(10)            50,000        50,000          0             (*)
5014 Glenmont
Houston, TX   77081

Ted Skeffington                        50,000        50,000          0             (*)
3636 W. 12th Street
Houston, TX   77008

Mark Destefano                         50,000        50,000          0             (*)
8555 W. Sahara #130
Las Vegas, NV   89117

T.J. Jesky                             50,000        50,000          0             (*)
500 N. Rainbow Blvd, Suite
300
Las Vegas NV   89107

Seth A. Farbman                       125,000       125,000          0             (*)
138-54 Jewel Avenue
Flushing, NY   11367



                                                            SHARES OWNED     PERCENTAGE OF
      NAME OF                         SHARES     SHARES TO     AFTER         SHARES OWNED
SELLING SHAREHOLDER                    OWNED    BE OFFERED   OFFERING(2)   AFTER OFFERING(1)(2)
-------------------                    -----    ----------   -----------   --------------------

Eric and Margaret Lipetz              115,000       115,000          0             (*)
82 Canterbury Road
Chatham, NJ   07928

Travin Partners LLLP(11)              425,000       425,000          0             (*)
5433 Westheimer, Suite 500
Houston, TX   77056

TCA Investments, Inc.(12)             375,000       375,000          0             (*)
5433 Westheimer, Suite 500
Houston, TX   77056

Sage Capital Management,               50,000        50,000          0             (*)
Inc.
One Riverway, Suite 2550
Houston, TX   77056

Insights and Opinions, Inc.           200,000       200,000          0             (*)
c/o Mr. Andrew S. Martin
10122 Holly Springs
Houston, TX   77042

Brewer Capital Group, LLC(13)          20,000        20,000          0             (*)
c/o A. Hager Bryant III
3003 South Loop West
Suite 330
Houston, TX   77054

Stephen M. Brewer(14)                  16,000        16,000          0             (*)
c/o A. Hager Bryant III
3003 South Loop West
Suite 330
Houston, TX   77054

A. Hager Bryant III(14)                 4,000         4,000          0             (*)
3003 South Loop West
Suite 330
Houston, TX   77054

Garnier Holdings, Ltd.(15)             80,000        80,000          0             (*)
c/o Dr. Ulrich Kohli
General Wille-Strasse 10
Zurich, Postfach
8027 Switzerland

----------
 *  Represents less than 1% of our outstanding shares of common stock.

(1) Based upon 11,959,012 shares of our common stock issued and outstanding as of the date of this prospectus.

(2) Such figure assumes the sale of all of the shares offered by the selling shareholders.

(3) Includes shares of our common stock issuable upon exercise of a Class C warrant to purchase 285,714 shares of our common stock at $.35 per share exercisable immediately and expiring thirty days from the effective date of this registration statement.

(4) Includes shares of our common stock issuable upon exercise of a Class C warrant to purchase 285,715 shares of our common stock at $.35 per share exercisable immediately and expiring thirty days from the effective date of this registration statement.

(5) Includes shares of our common stock issuable upon exercise of a Class D warrant to purchase 500,000 shares of our common stock at $.35 per share exercisable beginning on the sixty-fifth day after the effective date of this registration statement through the one hundred-eightieth day from the effective date.

(6) The selling shareholder is the wife of Steven L. Tebo, a principal of Consulting & Strategy International LLC and a managing member of the general partner of Travin Partners LLLP, both of which entities are selling shareholders under this prospectus.

(7) The selling shareholder's principals are (i) Steven L. Tebo, who is also a managing member of the general partner of Travin Partners LLLP and the spouse of LaDonna Tebo (who are each selling shareholders under this prospectus); and (ii) Franklin C. Fisher, Jr., who is a selling shareholder under this prospectus.

(8) Includes shares of our common stock issuable upon exercise of (i) a Class A warrant to purchase 500,000 shares of our common stock exercisable at $.50 per share beginning on the sixty-fifth day after the effective date through the one hundred-twentieth day from the effective date; and (ii) a Class B warrant to purchase 500,000 shares of our common stock exercisable at $.50 per share beginning on the sixty-fifth day after the effective date through the one hundred-twentieth day from the effective date.

(9) The selling shareholder is the president of Garnier Holdings, Ltd., a selling shareholder under this prospectus.

(10)The selling shareholder is also a principal of Consulting & Strategy International LLC and TCA Investments, Ltd., both of which entities are selling shareholders under this prospectus.

(11)Steven L. Tebo is a managing member of the selling shareholder's general partner.

(12)Franklin C Fisher, Jr., also a selling shareholder, is the principal of TCA Investments, Ltd.

(13)The selling shareholder is the holding company of Morgan Brewer Securities & Co., an NASD member firm that has entered into an agreement with us to provide financial advisory services.

(14)The selling shareholder is a principal of Morgan Brewer Securities & Co.

(15)Gerald Sherman, also a selling shareholder, is the president of the selling shareholder.


      The shares owned by the selling shareholders are being registered pursuant to Rule 415 of the General Rules and Regulations of the SEC, which rules pertain to delayed and continuous offerings and sales of securities. In regard to the selling shareholder's shares offered under Rule 415, we have made certain undertakings in Part II of the registration statement of which this prospectus is a part pursuant to which, in general, we have committed to keep this prospectus current during any period in which offers or sales are made pursuant to Rule 415.

                            DESCRIPTION OF SECURITIES

      The following statements constitute brief summaries of the terms of our common and preferred stock. Such summaries do not purport to be complete and are qualified in their entirety by reference to the full text of our articles of incorporation and by-laws.

      We are currently authorized to issue up to 50,000,000 shares of common stock, $.001 par value per share, and 2,000,000 shares of preferred stock, $.001 par value per share. As of the date of this prospectus, we have 11,460,441 shares of our common stock issued and outstanding. We have not yet issued shares of our preferred stock.

COMMON STOCK

      Our articles of incorporation authorize us to issue up to 50,000,000 shares of common stock. All outstanding shares of our common stock are legally issued, fully paid and non-assessable.

         LIQUIDATION RIGHTS. In the event that we are liquidated, dissolved or wound up, the holders of each outstanding share of our common stock will be entitled to share equally in our remaining assets available for distribution to shareholders after the payment of our debts and other liabilities.

         DIVIDEND RIGHTS. Except as may be contained in the terms of any series of our preferred stock, there are no limitations or restrictions upon the rights of the Board of Directors to declare dividends out of any funds legally available therefor. We have not paid dividends to date and do not anticipate that any dividends will be paid in the foreseeable future. Our Board of Directors expects to follow a policy of retaining earnings, if any, to finance our future growth.

Accordingly, future dividends, if any, will depend upon, among other considerations, our need for working capital and our financial condition at the time.

         VOTING RIGHTS. Holders of shares of our common stock are entitled to cast one vote for each share held at all shareholders meetings for all purposes.

         OTHER RIGHTS. Shares of our common stock are not redeemable, have no conversion rights and carry no preemptive or other rights to subscribe to or purchase additional shares of common stock in the event of a subsequent offering. Nevada law does not require shareholder approval for the issuance of authorized but unissued shares of common stock. Such issuances may be made for a variety of corporate purposes, including future private and public offerings to raise additional capital or to facilitate corporate acquisitions.

PREFERRED STOCK

      We have no current plans to issue any of our preferred stock. Our Board of Directors does, however, have the authority, without action by our shareholders, to issue all or any portion of the authorized but unissued preferred stock.

      Our preferred stock is non-voting and non-assessable and it is not subject to recall. Our preferred stock, if and when issued, shall be entitle its holders to priority over holders of our common stock in the payment of any dividends, such that no dividends may be paid on the common stock until any declared dividend is paid upon all preferred stock. Further, no dividend shall be paid on the common stock, unless and until a dividend at least one percent higher than that paid on the common stock for the equivalent period is paid on the preferred stock. The preferred stock, if and when issued, shall also have priority over the common stock in the event of a dissolution and in all other manners and events as Nevada corporate law shall now or hereafter provide.

      We consider it desirable to have our preferred stock available to provide increased flexibility in structuring possible future financings and in meeting corporate needs which may arise. If opportunities arise that would make it desirable for us to issue preferred stock through either public offerings or private placements, the provision for preferred stock in our Articles of Incorporation would avoid the possible delay and expense of a shareholders" meeting, except as may be required by law or regulatory authorities. Issuance of the preferred stock will result, however, in a class of securities outstanding that would have certain preferences with respect to dividends and liquidation over the common stock which would result in dilution of the income per share and net book value of the common stock. Our Board of Directors does not intend to issue any preferred stock except in circumstances which it deems to be in our best interest and the best interest of our shareholders.


                              PLAN OF DISTRIBUTION

      We are registering 4,890,000 shares of common stock covered by this prospectus on behalf of the selling shareholders, including 2,571,429 shares of common stock issuable upon exercise of warrants held by selling shareholders. We will pay the costs and fees of registering the common stock, but the selling shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the common stock.

      The selling shareholders may, from time to time, sell all or portion of the shares of common stock on any market upon which the common stock may be quoted, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. The shares of common stock could be sold by the selling shareholders by one or more of the following methods:

        >> block trades in which the broker or dealer so engaged will attempt to sell the shares of the common stock as agent, but may position and resell a portion of the block as principal, in order to facilitate the transaction;

        >> purchases by a broker or dealer as principal and the resale by the broker or dealer for its account pursuant to this prospectus;

        >> ordinary brokerage transactions and transactions in which the broker solicits purchasers;

        >>  privately negotiated transactions;

        >> market sales, both long and short to the extent permitted under the federal securities laws; and

        >>  a combination of any of these methods of sale.


      When selling their common stock, the selling shareholders may enter into hedging or other types of transactions with third parties. For example, the selling shareholders may:

        >> enter into transactions involving short sales of the common stock by broker-dealers;

        >> sell common stock short themselves and redeliver such shares to close out their short positions;

        >> enter into options or other types of transactions that require the selling shareholder to deliver common stock to a broker-dealer, who will then resell or transfer the common stock under this prospectus; or

        >> loan or pledge the common stock to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.


      In effecting sales, brokers and dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Broker-dealers may receive commissions, discounts or concessions for their services from the selling shareholders or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser, in amounts to be negotiated. These commissions or discounts are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling shareholders to sell a specified number of shares of common stock at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for the selling shareholder, to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling shareholders.

      The selling shareholders and any broker-dealer or agent involved in the sale or resale of the common stock may qualify as "underwriters" within the meaning of Section 2(a)(11) of the Securities Act and a portion of any proceeds of sale and the broker-dealers' or agents' commissions, discounts, or concessions may be deemed to be underwriters' compensation under the Securities Act.

      In addition to selling their common stock under this prospectus, the selling shareholders may:

        >> agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the common stock, including liabilities arising under the Securities Act;

        >> transfer their common stock in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

        >> sell their common stock under Rule 144 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144.


      We have informed the selling shareholders that the anti-manipulation provisions of Regulation M promulgated under the Exchange Act, as amended, may apply to the sales of their shares offered by this prospectus, and we have also advised the selling shareholders of the requirement for delivery of this prospectus in connection with any sale of the common stock offered hereby.


                                  LEGAL COUNSEL

      The validity of the common stock included in this prospectus has been passed upon for us by Wilentz, Goldman & Spitzer, P.A., of Woodbridge, New Jersey.

                                     EXPERTS

      Our financial statements as of December 31, 1998 and December 31, 1999 and for each of the years in the period then ended included herein have been so included in reliance on the report of Pender, Newkirk & Company, independent accountants, given on the authority of said firm as experts in auditing and accounting.


              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

      Under the laws of the State of Nevada, director immunity from liability to a corporation or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a corporation"s articles of incorporation (which is not the case with our articles of incorporation). Excepted from that immunity are: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director has a material conflict of interest; (ii) a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful); (iii) a transaction from which the director derived an improper personal profit; and (iv) willful misconduct.

      Under certain circumstances, Nevada law provides for indemnification of a company's officers, directors, employees and agents against liabilities that they may incur in such capacities. In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person's actions were in good faith, were believed to be in the company's best interest, and were not unlawful. Unless such person is successful upon the merits in such action, indemnification may be awarded only after a determination by independent decision of the board of directors, by legal counsel, or by a vote of the shareholders, that the applicable standard of conduct was met by the person to be indemnified.

      The circumstances under which indemnification is granted in connection with an action brought on our behalf is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in a company's best interest, and must not have been adjudged liable for negligence or misconduct.

      The foregoing is only a summary description and is qualified in its entirety by reference to the applicable Nevada Revised Statutes, specifically Sections 78.037, 78.295, 78.300, 78.7502, 78.751 and 78.752 thereof.

      Section 4.3 of our articles of incorporation limits our directors' personal liability to us or our shareholders to acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, including repayment of distributions made in violation of Nevada corporate law. Article V of our by-laws provide for indemnification of corporate agents in certain instances and authorizes the purchase of liability insurance with regard thereto. The statutory provisions also grant us the power to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their services in such positions, and such a policy may be obtained by us.

      Except as otherwise disclosed herein, we have no contracts in effect providing any person or entity with any specific rights of indemnification although our by-laws may authorize our board of directors to enter into and deliver such contracts to provide a person or entity with specific rights of indemnification in addition to the rights provided in our articles of incorporation and by-laws to the fullest extent provided under Nevada law. We have no special insurance against liability although our by-laws provide that we may, unless prohibited by Nevada law, maintain such insurance.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with any securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.


                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual and quarterly reports and other information with the SEC. Such reports and other information can be inspected and copied at the public reference facility of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained by mail from the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, we are required to file electronic versions of these documents with the SEC through the SEC's Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system. The SEC maintains a website at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

                          INDEX TO FINANCIAL STATEMENTS

                                    CONTENTS


Independent Auditors' Report on Consolidated
   Financial Statements...........................................  F-2

Certified Public Accountants' Review Report on
   Consolidated Financial Statements..............................  F-3

Consolidated Financial Statements:

   Consolidated Balance Sheets....................................  F-4 - F-5
   Consolidated Statements of Operations..........................  F-6
   Consolidated Statements of Changes in Stockholders' Deficit....  F-7 - F-9
   Consolidated Statements of Cash Flows..........................  F-10 - F-11

Notes to Consolidated Financial Statements........................  F-12 - F-24

                        CONSOLIDATED FINANCIAL STATEMENTS

                           THE ROSE GROUP CORPORATION
                           OF NEVADA AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999 (UNAUDITED),
                   YEARS ENDED DECEMBER 31, 1999 AND 1998, AND
                    PERIOD MARCH 13, 1997 (DATE OF INCEPTION)
                        TO SEPTEMBER 30, 2000 (UNAUDITED)

                          INDEPENDENT AUDITORS' REPORT

                           The Rose Group Corporation
                           of Nevada and Subsidiaries
                        (A Development Stage Enterprise)

                        Consolidated Financial Statements

           Nine Months Ended September 30, 2000 and 1999 (Unaudited),
                  Years Ended December 31, 1999 and 1998, and
   Period March 13, 1997 (Date of Inception) to September 30, 2000 (Unaudited)










                                    CONTENTS


Independent Auditors' Report on Consolidated
   Financial Statements............................................  F-2

Certified Public Accountants' Review Report on
   Consolidated Financial Statements...............................  F-3

Consolidated Financial Statements:

   Consolidated Balance Sheets.....................................  F-4 - F-5
   Consolidated Statements of Operations...........................  F-6
   Consolidated Statements of Changes in Stockholders' Deficit.....  F-7 - F-9
   Consolidated Statements of Cash Flows ..........................  F-10 - F-11
   Notes to Consolidated Financial Statements......................  F-12 - F-24

                          Independent Auditors' Report




Board of Directors
The Rose Group Corporation of Nevada and Subsidiaries
   (A Development Stage Enterprise)
Sarasota, Florida


We have audited the accompanying consolidated balance sheet of The Rose Group Corporation of Nevada and Subsidiaries (a development stage enterprise) as of December 31, 1999 and the related consolidated statements of operations, changes in stockholders' deficit, and cash flows for the years ended December 31, 1999 and 1998. These consolidated financial statements are the responsibility of the management of The Rose Group Corporation of Nevada and Subsidiaries. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. These standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Rose Group Corporation of Nevada and Subsidiaries as of December 31, 1999 and the results of its operations and its cash flows for the years ended December 31, 1999 and 1998 in conformity with accounting principles generally accepted in the United States of America.




Pender Newkirk & Company
Certified Public Accountants
Tampa, Florida
March 21, 2000

                   Certified Public Accountants' Review Report



Board of Directors
The Rose Group Corporation of Nevada and Subsidiaries
   (A Development Stage Enterprise)
Sarasota, Florida


We have reviewed the accompanying consolidated balance sheet of The Rose Group Corporation of Nevada and Subsidiaries (a development stage enterprise) as of September 30, 2000 and the related consolidated statements of operations, changes in stockholders' deficit, and cash flows for the nine-month period ended September 30, 2000 and the period March 13, 1997 (date of inception) to September 30, 2000. These consolidated financial statements are the responsibility of the management of The Rose Group Corporation of Nevada and Subsidiaries.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the consolidated financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements in order for them to be in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As more fully discussed in Note 2, the Company has sustained substantial losses since its inception, has negative working capital of $813,402, and stockholders' deficit of $864,536 at September 30, 2000. These factors raise substantial doubt about the Company's ability to continue as a going concern. These consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.



Pender Newkirk & Company
Certified Public Accountants
Tampa, Florida
November 17, 2000

                           The Rose Group Corporation
                           of Nevada and Subsidiaries
                        (A Development Stage Enterprise)

                           Consolidated Balance Sheets





                                                   September 30,  December 31,
                                                       2000          1999
                                                   ---------------------------
                                                   (Unaudited)
ASSETS
Current assets:
   Cash                                               $            $  3,793
   Cash held in trust accounts                           5,019      193,954
   Accounts receivable, factor                          22,234        7,801
   Advances to stockholder                              10,752       81,608
   Inventory                                           146,819      142,099
   Prepaid expenses                                     39,385        9,000
   Other current assets                                 43,076
                                                   ---------------------------
Total current assets                                   267,285      438,255
                                                   ---------------------------


Property and equipment, net of accumulated
   depreciation                                         94,694       73,402
                                                   ---------------------------


Other assets:
   Website costs, net of accumulated amortization      242,129
   Patents and trademarks                               10,405
   Other assets                                         15,072       10,127
                                                   ---------------------------
Total other assets                                     267,606       10,127
                                                   ---------------------------


                                                      $629,585     $521,784
                                                   ===========================












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                                       F-4

                           The Rose Group Corporation
                           of Nevada and Subsidiaries
                        (A Development Stage Enterprise)

                           Consolidated Balance Sheets



                                                           September 30,    December 31,
                                                               2000            1999
                                                           -----------------------------
                                                           (Unaudited)
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
   Accounts payable, trade, including related party
     of $60,000 and $71,177 as of September 30,
     2000 and December 31, 1999, respectively              $   448,197      $   267,640
   Notes payable and current portion of long-term
     debt, including stockholder note payable of
     $27,000 as of September 30, 2000                          580,861          340,105
   Current portion of capital lease obligation                  17,897           10,126
   Accrued expenses                                             33,732           39,727
                                                           -----------------------------
Total current liabilities                                    1,080,687          657,598
                                                           -----------------------------


Long-term liabilities:
   Note payable, stockholder                                   350,000          350,000
   Capital lease obligation                                     27,658           24,718
   Accounts payable                                             35,776
                                                           -----------------------------
Total long-term liabilities                                    413,434          374,718
                                                           -----------------------------


Stockholders' deficit:
   Preferred stock; $.001 par value; 2,000,000 shares
     authorized; no shares issued and outstanding
   Common stock; $.001 par value; 50,000,000
     shares authorized; 10,210,441 and 7,845,670
     shares issued and outstanding as of September 30,
     2000 and December 31, 1999, respectively                   10,210            7,846
   Additional paid-in capital                                3,561,064        1,180,596
   Common stock subscription receivable                        (25,000)
   Common stock payable                                         90,000           74,050
   Accumulated deficit during development stage             (4,500,810)      (1,773,024)
                                                           -----------------------------
Total stockholders' deficit                                   (864,536)        (510,532)
                                                           -----------------------------


                                                           $   629,585      $   521,784
                                                           =============================



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CONSOLIDATED FINANCIAL STATEMENTS.

                           The Rose Group Corporation
                           of Nevada and Subsidiaries
                        (A Development Stage Enterprise)

                      Consolidated Statements of Operations




                                                                                                       March 13,
                                          Nine Months Ended                   Year Ended             1997 (Date of
                                            September 30,                     December 31,           Inception) to
                                   ----------------------------      ---------------------------     September 30,
                                        2000           1999               1999             1998          2000
                                   -------------------------------------------------------------------------------
                                   (Unaudited)      (Unaudited)                                        (Unaudited)

Sales                              $   140,885      $   336,913      $   389,110      $   195,364      $ 1,192,558

E-commerce sales, net                   24,872                                                              24,872
                                   -------------------------------------------------------------------------------

Total revenues                         165,757          336,913          389,110          195,364        1,217,430

Cost of sales                           82,564          182,882          201,636          116,301          654,842
                                   -------------------------------------------------------------------------------

Gross profit                            83,193          154,031          187,474           79,063          562,588
                                   -------------------------------------------------------------------------------

Operating expenses:
    General and administrative       2,755,384          667,863        1,367,887          327,025        4,672,860
    Depreciation and
        amortization                    38,918            4,650           18,644            5,985           65,958
    Interest expense                    46,213           20,700           33,192           24,800          116,556
    Catalog and website
        expenses                                                         244,037                           244,037
                                   -------------------------------------------------------------------------------
Total operating expenses             2,840,515          693,213        1,663,760          357,810        5,099,411
                                   -------------------------------------------------------------------------------

Net loss from operations            (2,757,322)        (539,182)      (1,476,286)        (278,747)      (4,536,823)

Other income                            29,536                            17,762                            47,298
                                   -------------------------------------------------------------------------------

Net loss                           $(2,727,786)     $  (539,182)     $(1,458,524)     $  (278,747)     $(4,489,525)
                                   ===============================================================================

Loss per share                     $      (.30)     $      (.09)     $      (.23)     $      (.06)     $      (.88)
                                   ===============================================================================

Weighted average shares
    outstanding                      9,156,344        5,956,948        6,409,284        4,612,985        5,125,885
                                   ===============================================================================








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CONSOLIDATED FINANCIAL STATEMENTS.

                           The Rose Group Corporation
                           of Nevada and Subsidiaries
                        (A Development Stage Enterprise)

     Consolidated Statements of Changes in Stockholders' Deficit (Continued)

           Nine Months Ended September 30, 2000 and 1999 (Unaudited),
                  Years Ended December 31, 1999 and 1998, and
   Period March 13, 1997 (Date of Inception) to September 30, 2000 (Unaudited)



                                                                                  Accumulated      Common       Common
                                        Common Stock              Additional     Deficit During    Stock         Stock
                                ----------------------------       Paid-In        Development    Subscription  Subscription
                                     Shares        Amount           Capital          Stage       Receivable      Payable     Total
                                ----------------------------------------------------------------------------------------------------
Stock issued for cash
    (March 1997)                          100      $    1,000                                                            $    1,000

Net loss for the period                                                            $  (24,468)                              (24,468)
                                ----------------------------------------------------------------------------------------------------

Balance, December 31, 1997                100           1,000                         (24,468)                              (23,468)

Acquisition of company
    (March 1998)                    5,463,670           5,464      $  412,093        (404,414)     $  (14,500)               (1,357)

Recapitalization of company
    (March 1998)                         (100)         (1,000)       (412,093)        393,129          14,500                (5,464)

Net loss for the year                                                                (278,747)                             (278,747)
                                ----------------------------------------------------------------------------------------------------

Balance, December 31, 1998          5,463,670           5,464                        (314,500)                             (309,036)

Sale of stock for cash, net of
    offering costs of $51,750
    (March 1999)                      300,000             300          97,950                                                98,250

Stock options issued in
    connection with loan
    (March 1999)                                                        5,400                                                 5,400

Stock issued for services
    rendered (March 1999)             250,000             250         124,750                                               125,000

Contribution of services
    (March 1999)                                                       28,000                                                28,000

Contribution of services
    (March 1999)                                                       75,000                                                75,000

Contribution of offering costs
    (March 1999)                                                       30,000                                                30,000

Sale of stock for cash, net of
    offering costs of $17,350
    (June 1999)                       100,000             100          32,650                                                32,750







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REVIEW REPORT.  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE
CONSOLIDATED FINANCIAL STATEMENTS.

                           The Rose Group Corporation
                           of Nevada and Subsidiaries
                        (A Development Stage Enterprise)

     Consolidated Statements of Changes in Stockholders' Deficit (Continued)

           Nine Months Ended September 30, 2000 and 1999 (Unaudited),
                  Years Ended December 31, 1999 and 1998, and
   Period March 13, 1997 (Date of Inception) to September 30, 2000 (Unaudited)



                                                                             Accumulated      Common       Common
                                           Common Stock         Additional  Deficit During    Stock         Stock
                                ------------------------------   Paid-In     Development    Subscription  Subscription
                                       Shares         Amount     Capital        Stage        Receivable     Payable      Total
                                -----------------------------------------------------------------------------------------------
Stock issued in connection
    with accounts payable
    (June 1999)                        75,000           75       37,425                                                 37,500

Contribution of offering costs
    (June 1999)                                                  10,000                                                 10,000

Sale of stock for cash, net of
    offering costs of $58,840
    (September 1999)                  967,000          967      424,660                    (12,500)                    413,127

Stock issued for services
    (September 1999)                   50,000           50       24,950                                                 25,000

Collection of stock subscription
    (December 1999)                                                                         12,500                      12,500

Common stock subscriptions
    payable (December 1999)                                                                           $   74,050        74,050

Sale of stock for cash, net of
    offering costs of $29,550
    (December 1999)                   640,000          640      289,811                                                290,451

Net loss for the year ended
    December 31, 1999                                                     (1,458,524)                               (1,458,524)
                                -----------------------------------------------------------------------------------------------

Balance, December 31, 1999          7,845,670        7,846    1,180,596   (1,773,024)            0        74,050      (510,532)

Stock, options and warrants
    issued for services rendered
    (March 2000) (unaudited)                                     86,867                                                 86,867

Stock issued for services
    (March 2000) (unaudited)          500,000          500      249,500                                                250,000

Issuance of common stock,
    net of $278,389 of offering
    costs (June 2000)
    (unaudited)                     1,237,057        1,237    1,575,959                                  (74,050)    1,503,146







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CONSOLIDATED FINANCIAL STATEMENTS.

                           The Rose Group Corporation
                           of Nevada and Subsidiaries
                        (A Development Stage Enterprise)

     Consolidated Statements of Changes in Stockholders' Deficit (Continued)

           Nine Months Ended September 30, 2000 and 1999 (Unaudited),
                  Years Ended December 31, 1999 and 1998, and
   Period March 13, 1997 (Date of Inception) to September 30, 2000 (Unaudited)



                                                                             Accumulated      Common       Common
                                           Common Stock         Additional  Deficit During    Stock         Stock
                                ------------------------------   Paid-In     Development    Subscription  Subscription
                                       Shares         Amount     Capital        Stage        Receivable     Payable        Total
                                ----------------------------------------------------------------------------------------------------
Sale of stock for cash and
    subscription receivable
    (June 2000) (unaudited)            29,894            29        49,971                      (25,000)                      25,000

Stock warrants issued for
    offering costs (June 2000)
    (unaudited)                                                    25,937                                                    25,937

Stock issued for offering costs
    (June 2000) (unaudited)            97,820            98       146,632                                                   146,730

Common stock subscriptions
    payable (June 2000)
    (unaudited)                                                                                                15,000        15,000

Issuance of common stock,
    net of $3,898 of offering
    costs (September 2000)
    (unaudited)                       500,000           500       245,602                                                   246,102

Common stock subscriptions
    payable (September 2000)
    (unaudited)                                                                                                75,000        75,000

Net loss for the nine months
    ended September 30,
    2000 (unaudited)                                                         (2,727,786)                                 (2,727,786)
                                ----------------------------------------------------------------------------------------------------

Balance, September 30,
    2000 (unaudited)               10,210,441   $    10,210   $ 3,561,064   $(4,500,810)   $   (25,000)   $    90,000   $  (864,536)
                                ====================================================================================================










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REVIEW REPORT.  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE
CONSOLIDATED FINANCIAL STATEMENTS.

                           The Rose Group Corporation
                           of Nevada and Subsidiaries
                        (A Development Stage Enterprise)

                      Consolidated Statements of Cash Flows


                                                                                                              March 13,
                                                      Nine Months Ended               Year Ended            1997 (Date of
                                                       September 30,                  December 31,          Inception) to
                                                ----------------------------  ---------------------------   September 30,
                                                    2000           1999           1999           1998            2000
                                                -------------------------------------------------------------------------
                                                (Unaudited)      (Unaudited)                                (Unaudited)

OPERATING ACTIVITIES
    Net loss                                    $(2,727,786)   $  (539,182)   $(1,458,524)   $  (278,747)   $(4,489,525)
                                                -----------------------------------------------------------------------

    Adjustments to reconcile net loss to
       net cash used by operating activities:
           Depreciation                              38,918          4,650         18,644          5,985         65,958
           Amortization of prepaid loan costs                                       5,400                         5,400
           Stock options and warrants issued
               for services                         336,867        178,000        150,000                       486,867
           Contribution of services                                               103,000                       103,000
           (Increase) decrease in:
               Accounts receivable, factor           16,209        (13,323)                       18,680        (22,234)
               Inventory                             (4,720)       (60,728)       (77,358)          (143)      (146,819)
               Prepaid assets                       (30,385)       (27,361)        (9,000)      (124,422)       (39,385)
               Catalogue costs                                                    199,972
               Other assets                         (43,021)       (29,187)        (7,190)                      (53,148)
           Increase (decrease) in:
               Accounts payable and other
                  accrued expenses                   82,124        (72,879)        30,737        111,433        457,099
               Stock payable                                                                      37,500
                                                -----------------------------------------------------------------------
    Total adjustments                               395,992        (20,828)       414,205         49,033        856,738
                                                -----------------------------------------------------------------------
    Net cash used by operating activities        (2,331,794)      (560,010)    (1,044,319)      (229,714)    (3,632,787)
                                                -----------------------------------------------------------------------

INVESTING ACTIVITIES
    Acquisition of property and equipment           (26,947)       (37,963)       (32,063)                      (86,174)
    Increase in website costs                      (167,798)                                                   (167,798)
    Acquisition of Vascular International of
        Nevada, Inc., net                                                                         (6,821)        (6,821)
                                                -----------------------------------------------------------------------
    Net cash used by investing activities          (194,745)       (37,963)       (32,063)        (6,821)      (260,793)
                                                -----------------------------------------------------------------------

FINANCING ACTIVITIES
    Net (borrowings) advances on line of
        credit                                       (1,010)        24,895         29,766                        28,953
    Proceeds from notes payable                     395,000        100,000        255,096                       770,905
    Payments on notes payable                      (180,142)       (56,356)       (64,661)                     (245,905)
    Advances (borrowings) to (from)
        stockholder                                  70,856        (43,583)       (81,608)                      (10,752)
    Proceeds from note payable, stockholder          27,000                                      322,138        377,000
    Payments on note payable, stockholder                                                       (116,761)
    Payments on offering costs                     (114,620)       (39,970)       (58,157)       (16,478)      (232,110)
    Proceeds from issuance of common stock        2,335,470        672,067      1,004,568                     3,221,134
    Payments under capital lease obligations         (9,808)                       (5,837)                      (15,645)
                                                -----------------------------------------------------------------------
    Net cash provided by financing activities     2,522,746        657,053      1,079,167        188,899      3,893,580
                                                -----------------------------------------------------------------------




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REVIEW REPORT.  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE
CONSOLIDATED FINANCIAL STATEMENTS.

                           The Rose Group Corporation
                           of Nevada and Subsidiaries
                        (A Development Stage Enterprise)

                Consolidated Statements of Cash Flows (Continued)




                                                                                                       March 13,
                                                     Nine Months Ended                   Year Ended             1997 (Date of
                                                        September 30,                     December 31,           Inception) to
                                                ----------------------------      ---------------------------     September 30,
                                                    2000           1999               1999             1998          2000
                                                -------------------------------------------------------------------------------
                                                (Unaudited)      (Unaudited)                                        (Unaudited)


NET (DECREASE) INCREASE IN CASH                   (3,793)       59,080               2,785            (47,636)            0

CASH AT BEGINNING OF YEAR                          3,793         1,008               1,008             48,644
                                                -------------------------------------------------------------------------------

CASH AT END OF YEAR                             $      0      $ 60,088            $  3,793           $  1,008      $      0
                                                ===============================================================================

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
   INFORMATION AND NONCASH INVESTING
   AND FINANCING ACTIVITIES
     Cash paid during the year for interest     $ 28,173      $ 20,700            $ 33,192           $      0      $ 73,716
                                                ===============================================================================

     Included in accounts payable at December 31, 1999 and 1998 is approximately $11,000 and $31,000, respectively, related to offering costs.

     During the year ended December 31, 1999, the Company entered into a capital lease for equipment with a fair market value of $40,681.

     During 1999, the Company issued stock valued at $37,500 in connection with accounts payable.

     Included in cash held in trust accounts as of December 31, 1999 is approximately $120,000 of proceeds from notes payable and $74,000 of monies received for stock to be issued.

     During 1999, the Company's President sold stock to investors for less than fair market value. The Company recorded the difference between the selling price and the fair market value of the stock of $40,000 as contribution to capital and a corresponding offering cost.














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REVIEW REPORT.  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE
CONSOLIDATED FINANCIAL STATEMENTS.

                           The Rose Group Corporation
                           of Nevada and Subsidiaries
                        (A Development Stage Enterprise)

                   Notes to Consolidated Financial Statements

           Nine Months Ended September 30, 2000 and 1999 (Unaudited),
                  Years Ended December 31, 1999 and 1998, and
   Period March 13, 1997 (Date of Inception) to September 30, 2000 (Unaudited)



1.    BACKGROUND AND OTHER INFORMATION

On March 10, 1998, The Rose Group Corporation of Nevada (the "Parent"), formerly known as Vascular International of Nevada, Inc., acquired all of the outstanding common stock of The Rose Group Corporation, a Delaware corporation. The consolidated entities will be referred to as the "Company." For accounting purposes, the acquisition has been treated as a recapitalization of The Rose Group Corporation with The Rose Group Corporation as the acquiror (reverse acquisition). The historical financial statements prior to March 10, 1998 are those of The Rose Group Corporation. Pro forma information giving effect to the acquisition as if the acquisition took place on March 13, 1997 (date of inception of The Rose Group Corporation) is as follows:


                                                           Year Ended
                                                          December 31,
                                                   ------------------------
                                                        1999        1998
                                                   ------------------------
     Net sales                                     $   389,110    $ 195,364
                                                   ========================
     Net loss                                      $(1,458,524)   $(278,747)
                                                   ========================
     Basic loss per common stock                   $      (.23)   $    (.06)
                                                   ========================

The Parent was incorporated in the state of Nevada on February 6, 1996 and was a public shell corporation at the time of acquisition. The Rose Group Corporation, a wholly owned subsidiary of the Parent, was incorporated in the state of Delaware on March 13, 1997. Rosebaby.com of Utah, Inc., a wholly owned subsidiary of the Parent, was incorporated on April 29, 1999 in the state of Utah. The Rose Group Corporation and Rosebaby.com of Utah, Inc. are hereinafter referred to as the "Subsidiaries."

Management of the Company plans to continue to develop the Company as a prenatal and postpartum selfcare and healthcare manufacturer, wholesaler, mass marketer to retail outlets, and direct seller to consumers through its Internet E-commerce facilities of certain products and related consulting services that are marketed under the nationally known trademark and brand name "LAMAZE." The Company also intends to market other nationally known brands of products for newborns and toddlers through its ROSEBABY.COM website and catalogues.

The headquarters of the Company is located in Sarasota, Florida.

The Company is considered a development stage enterprise devoting substantially all of its efforts to establishing customer and vendor relationships, to establishing complete product lines, and to raising capital through private sales of the Company's common stock.


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                                      F-12

                           The Rose Group Corporation
                           of Nevada and Subsidiaries
                        (A Development Stage Enterprise)

                   Notes to Consolidated Financial Statements

           Nine Months Ended September 30, 2000 and 1999 (Unaudited),
                  Years Ended December 31, 1999 and 1998, and
   Period March 13, 1997 (Date of Inception) to September 30, 2000 (Unaudited)



1.   BACKGROUND AND OTHER INFORMATION (CONTINUED)

The Company had sales to significant customers of $351,543 and $77,648 for the years ended December 31, 1999 and 1998, which made up 90 percent and 39 percent of the Company's total sales for those respective periods.


2.   GOING CONCERN (UNAUDITED)

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. However, the Company has sustained substantial losses since its inception, has negative working capital of $813,042, and stockholders' deficit of $864,536 at September 30, 2000. These factors raise substantial doubt as to the Company's ability to continue as a going concern. These consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence. Management believes that actions presently being taken to raise additional capital by means of sales of the Company's common stock to private investors and the possible exercise of warrants will give the Company the opportunity to continue as a going concern. However, management provides no assurance that the Company will be able to raise such capital or that it will be able to continue as a going concern.


3.   SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies followed are:

     The accompanying consolidated financial statements for the nine months ended September 30, 2000 and 1999 have been prepared in accordance with accounting principles generally accepted in the United States of America and consistent in all material respects with those applied in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1999. Accordingly, they do not include all of the information and notes required by accounting principles generally accepted in the United States of America for complete consolidated financial statements.





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                                      F-13

                           The Rose Group Corporation
                           of Nevada and Subsidiaries
                        (A Development Stage Enterprise)

                   Notes to Consolidated Financial Statements

           Nine Months Ended September 30, 2000 and 1999 (Unaudited),
                  Years Ended December 31, 1999 and 1998, and
   Period March 13, 1997 (Date of Inception) to September 30, 2000 (Unaudited)



3.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     The accompanying consolidated financial statements as of September 30, 2000 and 1999 and for the nine-month periods then ended are unaudited. In the opinion of management of the Company, the unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments necessary for a fair presentation of the financial position and results of operations of the Company as of September 30, 2000 and 1999 (unaudited) and the nine-month periods then ended. Results of the nine months ended September 30, 2000 (unaudited) are not necessarily indicative of the results to be expected for the entire fiscal year.

     The accompanying consolidated financial statements include the accounts of the Parent and the Subsidiaries. All significant intercompany transactions have been eliminated in the consolidation.

     The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash held in trust accounts represents monies held by the Company's formal legal counsel, which was raised from the proceeds of notes payable and sales of common stock.

     Inventory was stated at the lower of cost (first-in, first-out) or market as of December 31, 1999. The Company bases its inventory at September 30, 2000 (unaudited) on its perpetual inventory system.

     Property and equipment are recorded at cost. Depreciation is calculated by the accelerated method over the estimated useful lives of the assets, ranging generally from 5 to 15 years. Additions to and major improvements of property and equipment are capitalized. Maintenance and repair expenditures are charged to expense as incurred. As property and equipment are sold or retired, the applicable cost and accumulated depreciation are eliminated from the accounts and any gain or loss is recorded.






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                                      F-14

                           The Rose Group Corporation
                           of Nevada and Subsidiaries
                        (A Development Stage Enterprise)

                   Notes to Consolidated Financial Statements

           Nine Months Ended September 30, 2000 and 1999 (Unaudited),
                  Years Ended December 31, 1999 and 1998, and
   Period March 13, 1997 (Date of Inception) to September 30, 2000 (Unaudited)



3.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     The Company capitalizes website upgrades in accordance with EITF Issue No. 00-2 and amortizes the upgrades over their estimated useful lives, which is generally five years.

     When the Company has long-lived assets that have a possible impairment indicator, the Company estimates the future cash flows from the operation of these assets. If the estimated cash flows recoup the recorded value of the assets, they remain on the books at that value. If the net recorded value cannot be recovered, the assets are written down to their fair market value if lower than the recorded value.

     Revenue is recognized once products are shipped. The Company sells to its customers based on its standard credit policies and regularly reviews accounts receivable providing for any bad debts. At December 31, 1999, management believes that all accounts receivable are fully collectible and no allowance for bad debt is required.

     In accordance with Staff Accounting Bulletin No. 101 of the Securities and Exchange Commission, the Company reports revenues from E-commerce sales, net of related cost of sales, since the Company does not take possession of the merchandise.

     In connection with the Company's private placements, offering costs are deferred and offset against the proceeds of the offering or expensed if the offering is unsuccessful.

     Basic loss per share ("EPS") is computed by dividing loss available to common stockholders by the weighted average number of shares of common stock outstanding for the period. Diluted EPS reflects the potential dilution from the exercise or conversion of securities into common stock. Diluted EPS is not presented because it is anti-dilutive.

     Advertising costs (except for costs associated with direct-response advertising) are charged to operations when incurred. The costs of direct-response advertising are capitalized and amortized over the period during which future benefits are expected to be received. Advertising expense for the years ended December 31, 1999 and 1998 amounted to $73,799 and $4,914, respectively.




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REPORT.

                           The Rose Group Corporation
                           of Nevada and Subsidiaries
                        (A Development Stage Enterprise)

                   Notes to Consolidated Financial Statements

           Nine Months Ended September 30, 2000 and 1999 (Unaudited),
                  Years Ended December 31, 1999 and 1998, and
   Period March 13, 1997 (Date of Inception) to September 30, 2000 (Unaudited)



3.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized as income in the period that included the enactment date.

     The Financial Accounting Standards Board issued Statement No. 123, "Accounting for Stock-Based Compensation" (FASB No. 123), effective for fiscal years beginning after December 15, 1995. This statement provides that expense equal to the fair value of all stock-based awards on the date of the grant be recognized over the vesting period. Alternatively, this statement allows entities to continue to apply the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB Opinion No. 25), whereby compensation expense is recorded on the date the options are granted to employees equal to the excess of the market price of the underlying stock over the exercise price. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide pro forma disclosure of the provisions of FASB No. 123.

     In accordance with the Securities and Exchange Commission Staff Accounting Bulletin 1:B, the Company recorded as an expense and as additional paid-in capital the estimated fair value for services provided to it by its President and Vice President of Operations that were not paid with cash.

     In accordance with the Securities and Exchange Commission Staff Accounting Bulletin 5:T, the Company recorded as operating expense and as additional paid-in capital the fair value of stock transferred by the President to Directors for services rendered on behalf of the Company.


4.   INVENTORY

Inventory at December 31, 1999 consists of:

     Finished goods                                             $ 88,245
     Raw materials                                                53,854
                                                                --------
                                                                $142,099
                                                                ========


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REPORT.

                           The Rose Group Corporation
                           of Nevada and Subsidiaries
                        (A Development Stage Enterprise)

                   Notes to Consolidated Financial Statements

           Nine Months Ended September 30, 2000 and 1999 (Unaudited),
                  Years Ended December 31, 1999 and 1998, and
   Period March 13, 1997 (Date of Inception) to September 30, 2000 (Unaudited)


5.   PROPERTY AND EQUIPMENT

Property and equipment at December 31, 1999 consist of:

     Office furniture and fixtures                               $20,915
     Equipment                                                    74,195
     Leasehold improvements and other                              4,798
                                                                 -------
                                                                  99,908
     Less accumulated depreciation                                26,506
                                                                 -------
                                                                 $73,402
                                                                 =======

The following is a summary of the property included above, which is held under a capital lease:

     Office furniture and fixtures                               $16,797
     Equipment                                                    23,884
                                                                 -------
                                                                  40,681
     Less accumulated depreciation                                 1,794
                                                                 -------
                                                                 $38,887
                                                                 =======

6.   OBLIGATIONS UNDER CAPITAL LEASES

The Company has a capitalized rental obligation for the lease of equipment. The obligation, which matures in 2002, represents the total present value of future rental payments discounted at the interest rates implicit in the lease. Future minimum lease payments under this capital lease are:


      Year Ending
     December 31,
     ------------
         2000                                                    $20,319
         2001                                                     20,319
         2002                                                     11,853
                                                                 -------
     Total minimum lease payments                                 52,491
     Less amount representing interest                            17,647
                                                                 -------
     Present value of net minimum lease payments                  34,844
     Less current portion                                         10,126
                                                                 -------
                                                                 $24,718
                                                                 =======

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REPORT.

                           The Rose Group Corporation
                           of Nevada and Subsidiaries
                        (A Development Stage Enterprise)

                   Notes to Consolidated Financial Statements

           Nine Months Ended September 30, 2000 and 1999 (Unaudited),
                  Years Ended December 31, 1999 and 1998, and
   Period March 13, 1997 (Date of Inception) to September 30, 2000 (Unaudited)



7.   NOTES PAYABLE AND LONG-TERM DEBT

Notes payable and long-term debt at December 31, 1999 consist of:

     Line of credit payable; maximum borrowing $30,000;
        due on demand; interest at 2.0% over prime
        (10.5% at December 31, 1999); collateralized by
        inventory and personally guaranteed by majority
        stockholder                                             $ 29,766
     Convertible debentures; interest at 6.0%; interest only
        payments due quarterly; due June 30, 2000;
        unsecured; convertible into 300,000 shares of
        common stock at $1.00 per share at the option of
        the holder; if converted, the Company must register
        these shares within 90 days; if this is not done,
        the holders are entitled to an additional 150,000
        shares of common stock                                   300,000
     Note payable; interest at 9.8%; $5,226 payable per
        month including interest; due January 25, 2000;
        unsecured                                                 10,339
     Note payable, majority stockholder; due December 31,
        2001; interest at 6.0% per annum; unsecured              350,000
                                                                --------
                                                                 690,105
     Less amounts currently due                                  340,105
                                                                --------
                                                                $350,000
                                                                ========

The following is a schedule by year of the principal payments required on these notes payable and long-term debt:

     2000                                                       $340,105
                                                                ========
     2001                                                       $350,000
                                                                ========






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REPORT.

                           The Rose Group Corporation
                           of Nevada and Subsidiaries
                        (A Development Stage Enterprise)

                   Notes to Consolidated Financial Statements

           Nine Months Ended September 30, 2000 and 1999 (Unaudited),
                  Years Ended December 31, 1999 and 1998, and
   Period March 13, 1997 (Date of Inception) to September 30, 2000 (Unaudited)



8.   LEASE COMMITMENTS

The Company rented office space under an operating lease with a remaining lease term of less than one year that expired August 31, 1999. Monthly rent payments were $1,043. On August 19, 1999, the Company entered into a lease agreement for the leasing of new corporate and warehouse space. Monthly base rental lease payments are $3,875. The lease expires on August 31, 2002. In addition, the Company leases equipment under operating leases that have an initial or remaining noncancelable lease term in excess of one year.

The following is a schedule by year of all future minimum rental payments under these leases:

     2000                                                        $85,366
                                                                 =======
     2001                                                        $68,610
                                                                 =======
     2002                                                        $31,000
                                                                 =======

Total rent expense amounted to $59,665 and $20,081 for the years ended December 31, 1999 and 1998, respectively.


9.   ACCOUNTS RECEIVABLE, FACTOR

The Company entered into an agreement to sell its accounts receivable, with recourse, to Bayview Growth Corporation ("Bayview"). The agreement calls for the immediate payment of 85 percent of the face value of the accounts receivable, with the remaining 15 percent payable upon collection of the receivable by Bayview. The Company is charged various factoring and financing fees amounting to one percent for each 10-day period the receivables are not collected by Bayview. The amounts shown on the consolidated balance sheets represent the unfunded portion of the receivables not yet collected by Bayview.

In the event of a default, or 90 days from invoice date, the Company must repurchase the accounts receivable from Bayview. Losses from defaults have not been significant. At December 31, 1999, the Company is contingently liable in the amount of $30,642 relating to such receivables sold with recourse.






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REPORT.

                           The Rose Group Corporation
                           of Nevada and Subsidiaries
                        (A Development Stage Enterprise)

                   Notes to Consolidated Financial Statements

           Nine Months Ended September 30, 2000 and 1999 (Unaudited),
                  Years Ended December 31, 1999 and 1998, and
   Period March 13, 1997 (Date of Inception) to September 30, 2000 (Unaudited)



10.  OTHER COMMITMENTS

On February 28, 1999, the Company executed an exclusive agreement with LAMAZE from AMI, Inc. ("LAMI"). This agreement allowed the Company to use the "LAMAZE" trademark on the advertising, packaging, and marketing materials related to maternity support hose and nursing shawls. The Company is required to pay a fee of nine percent of the net sales (sales less returns and allowances) of the authorized products (listed above) with a minimum yearly fee of $45,000 payable in installments in January and July of every year.

Subsequent to December 31, 1999, the Company and LAMI entered into a new agreement calling for a fee equal to five percent of net sales of maternity support hose, nursing shawls, and maternity and nursing apparel, and a minimum yearly fee of $50,000 payable in two installments on February and August 15th through December 31, 2001.

On July 1, 1999, the Company entered into an employment agreement with the Chief Executive Officer (CEO) and President of the Company. Under the terms of the agreement, the CEO is to receive an annual salary of $120,000, with incremental increases based on sales. The agreement will remain in effect until July 1, 2004, when it will be automatically extended for successive one-year periods unless 60 days written notice is given by one party.

The Company pays one of its Directors $75,000 per year for consulting. There is no formal written agreement and payments began on September 3, 1999.

On October 15, 1999, the Company entered into a written agreement with Sun Remarketing, Inc. (Sun) to design an E-Commerce website and to provide server and Internet services. The Company issued 50,000 shares of stock and must pay Sun a minimum monthly fee of $5,000. The agreement gives Sun the right to purchase an additional 50,000 shares of common stock at $.50 per share, exercisable on January 1, 2000 and expiring on December 31, 2000. The agreement is cancelable by either party upon a 60-day written notice.

The Company has agreed to indemnify one of its stockholders for all costs and expenses he may incur in connection with any litigation resulting from the sale of 150,000 shares of the Company's common stock.







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REPORT.

                           The Rose Group Corporation
                           of Nevada and Subsidiaries
                        (A Development Stage Enterprise)

                   Notes to Consolidated Financial Statements

           Nine Months Ended September 30, 2000 and 1999 (Unaudited),
                  Years Ended December 31, 1999 and 1998, and
   Period March 13, 1997 (Date of Inception) to September 30, 2000 (Unaudited)



11.  INCOME TAXES

From the date of inception to February 28, 1998, the Subsidiaries, with the consent of the stockholders, elected to be taxed under the Internal Revenue Code as S corporations. In lieu of being assessed corporate income taxes, the stockholders of an S corporation are taxed on their proportionate share of the Company's taxable income or loss. As of the date of the merger with Vascular International of Nevada, Inc., the Subsidiaries became C corporations and will be taxed as such.

The Company has a loss carryforward of approximately $1,591,000 as of December 31, 1999 that may be applied against future taxable income. This loss gives rise to a deferred tax asset at December 31, 1999 of approximately $557,000. Management has established a valuation allowance equal to the amount of the deferred tax asset due to the uncertainty of the Company's realization of this benefit.

     Deferred tax asset                                         $557,000
     Less valuation allowance                                    557,000
                                                                --------
     Net deferred tax assets                                    $      0
                                                                ========

The loss carryforward expires on December 31, 2014.


12.  STOCK OPTIONS

The Company issues stock options as incentives to employers, directors, investors, and lenders. The following is a summary of stock option activity during the fiscal year ended December 31, 1999:


                                                                 Weighted
                                                                  Average
                                                     Number      Exercise
                                                     of Shares     Price
                                                    ---------------------
     Options granted and outstanding at
        January 1, 1999                                     0    $  .00
     Options granted during the year                1,115,000       .93
                                                    ---------------------
     Options granted and outstanding at
        December 31, 1999                           1,115,000    $  .93
                                                    =====================


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REPORT.

                           The Rose Group Corporation
                           of Nevada and Subsidiaries
                        (A Development Stage Enterprise)

                   Notes to Consolidated Financial Statements

           Nine Months Ended September 30, 2000 and 1999 (Unaudited),
                  Years Ended December 31, 1999 and 1998, and
   Period March 13, 1997 (Date of Inception) to September 30, 2000 (Unaudited)


12.  STOCK OPTIONS (CONTINUED)

The following table summarizes the status of outstanding options at December 31, 1999:


                                                 Weighted Average
             Exercise           Number               Remaining
               Price           of Shares         Contractual Life
             -----------------------------------------------------------
              $1.00             950,000                2.54
              $1.00              15,000                1.75
               $.50             100,000                1.25
               $.50              50,000                1.00

As of December 31, 1999, all of the above options were exercisable and expire between one to three years after the date granted.

The weighted average fair value of the options at their grant date during 1999 was $.005, which resulted in no material difference from net loss or loss per share as shown in the accompanying consolidated statements of operations. The estimated fair value of each option granted is calculated using the Black-Scholes option pricing model. The following summarizes the weighted average of the assumptions used in the model:

     Risk-free interest rate                                 4.7% to 5.79%
     Expected years until exercised                              1 - 3



The Company has reserved 2,050,000 shares of common stock for the exercise of these and other options.


13.  STOCKHOLDERS' EQUITY AND OTHER RELATED PARTY TRANSACTIONS

During 1999, the Company advanced its majority stockholder $81,608 to assist in paying some credit card debt that he incurred in prior years in connection with his efforts to raise money to finance the Company. This amount bears no interest, is unsecured, and is due on demand.

The above amount is not necessarily indicative of the amount that would have been agreed to by independent third parties.

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REPORT.

                           The Rose Group Corporation
                           of Nevada and Subsidiaries
                        (A Development Stage Enterprise)

                   Notes to Consolidated Financial Statements

           Nine Months Ended September 30, 2000 and 1999 (Unaudited),
                  Years Ended December 31, 1999 and 1998, and
   Period March 13, 1997 (Date of Inception) to September 30, 2000 (Unaudited)



13.  STOCKHOLDERS' EQUITY AND OTHER RELATED PARTY TRANSACTIONS (CONTINUED)

During July 1999, the Company committed to issue and, subsequently issued, 50,000 shares of common stock in exchange for services rendered by a consulting firm. The cost of the services has been charged to website costs and capital has been increased by $25,000, representing the excess of the cost of the services over the par value of the common stock. In accordance with FASB No. 123, the fair value of the equity instrument was used. The value assigned of $.50 per share was determined from the most recent sale of common stock to a third party.

In December 1997, The Rose Group Corporation of Nevada (f/k/a Vascular International of Nevada, Inc.) completed a private issuance of its common stock to present management and affiliated parties in which 600,000 shares (post-reverse split) were issued for interim capitalization of $14,500 and reorganizational services rendered.

During March 1999, the Company issued 250,000 shares of common stock in exchange for services rendered by management. The cost of the services has been charged to operations and capital has been increased by $125,000, representing the excess of the cost of the services over the par value of the common stock. In accordance with FASB No. 123, the fair value of the equity instrument was used. The value assigned of $.50 per share was determined from the most recent sale of common stock to a third party.

During March 1999, the Company recorded the fair value of services rendered by the President and Vice President of Operations from January 1, 1999 through March 31, 1999 by charging operations $28,000 and additional paid-in capital in accordance with Staff Accounting Bulletin 1:B.

During March 1999, the President transferred 150,000 shares of his common stock in the Company to Directors for services rendered on behalf of the Company. The Company charged $75,000 to operations and additional paid-in capital as a result of this transaction.

During June 1999, the Company issued 75,000 shares of common stock in exchange for services rendered by a consulting firm. The cost of the services has been charged to operations and capital has been increased by $37,500. In accordance with FASB No. 123, the fair value of the equity instrument was used. The value assigned of $.50 per share was determined from the most recent sale of common stock to a third party.

During 1999, the Company sold 2,007,000 shares of common stock for $847,078, net of offering costs of $157,490.




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REPORT.

                           The Rose Group Corporation
                           of Nevada and Subsidiaries
                        (A Development Stage Enterprise)

                   Notes to Consolidated Financial Statements

           Nine Months Ended September 30, 2000 and 1999 (Unaudited),
                  Years Ended December 31, 1999 and 1998, and
   Period March 13, 1997 (Date of Inception) to September 30, 2000 (Unaudited)



13.  STOCKHOLDERS' EQUITY AND OTHER RELATED PARTY TRANSACTIONS (CONTINUED)

The Company's President sold 100,000 shares of common stock to some of the Company's investors at $.10 per share. The Company recorded the difference between the selling price and the fair market value of underlying stock of $.50 as a contribution to capital by the President and a corresponding offering cost in the amount of $40,000.

As of December 31, 1999, the Company recorded $74,050 of common stock payable to investors who had not been issued their respective shares.


14.  BUSINESS SEGMENT INFORMATION

The Company adopted Statements of Financial Accounting Standards No. 131, "Disclosure About Segments of an Enterprise and Related Information," in 1999. For 1999, the Company was primarily involved in two lines of business, which are the Internet and Catalogue division and Manufacturing and Distribution division. The following data shows the segmented information as of December 31, 1999:


                                               Internet      Manufacturing
                                                  and             and
                                               Catalogue     Distribution       Corporate         Total
                                             -------------------------------------------------------------
        Sales                                $    5,776       $   383,334                     $    389,110
        Cost of sales                            15,800           185,836                          201,636
                                             -------------------------------------------------------------
        Gross (loss) profit                     (10,024)          197,498                          187,474
        Expenses                                502,743           765,535       $ 395,482        1,663,760
                                             -------------------------------------------------------------
        Operating loss                         (512,767)         (568,037)       (395,482)      (1,476,286)
        Other income                                900            16,156             706           17,762
                                             -------------------------------------------------------------
        Net loss                             $ (511,867)      $  (551,881)      $(394,776)    $ (1,458,524)
                                             =============================================================

        Total assets                         $   90,251       $   232,131       $ 199,402     $    521,784
                                             =============================================================
        Total liabilities                    $   81,332       $   576,258       $ 448,776     $  1,106,366
                                             =============================================================








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REPORT.


          TABLE OF CONTENTS                              THE ROSE GROUP CORPORATION
                                                                OF NEVADA

                                      PAGE
                                                                4,890,000
                                                           SHARES OF COMMON STOCK
PROSPECTUS SUMMARY..................    1        TO BE SOLD BY CERTAIN SELLING SHAREHOLDERS

THE COMPANY.........................    1                  ______________________

THE OFFERING........................    2                        PROSPECTUS
                                                           ----------------------
SUMMARY FINANCIAL DATA..............    3

RISK FACTORS........................    3                    FEBRUARY __, 2001

DISCLOSURE RELATING TO FORWARD-
   LOOKING STATEMENTS...............   10      We have not authorized any dealer, salesperson
                                               or other person to provide any information or
USE OF PROCEEDS.....................   11      make any representations other than the
                                               information or representations contained in
MARKET FOR OUR COMMON STOCK.........   11      this prospectus. You should not rely on any
                                               additional information or representations if
DIVIDEND POLICY.....................   11      made.

CAPITALIZATION......................   12
                                               This prospectus does not constitute an offer
MANAGEMENT'S DISCUSSION AND                    to sell, or a solicitation of an offer to
   ANALYSIS OF FINANCIAL CONDITION             buy any securities:
   AND RESULTS OF OPERATIONS........   12
                                                 >> except the common stock offered by this
DESCRIPTION OF OUR BUSINESS.........   15           prospectus;

MANAGEMENT..........................   21       >>  in any jurisdiction in which the offer or
                                                    solicitation is not authorized;
EXECUTIVE COMPENSATION..............   23
                                                >>  in any jurisdiction where the dealer or
PRINCIPAL SHAREHOLDERS..............   25           other salesperson is not qualified to
                                                    make the offer or solicitation;
CERTAIN RELATIONSHIPS AND RELATED
   TRANSACTIONS.....................   26       >>  to any person to whom it is unlawful to make
                                                    the offer or solicitation; or
SELLING SHAREHOLDERS................   27
                                                >>  to any person who is not a United States
DESCRIPTION OF SECURITIES...........   30           resident or who is outside the
                                                    jurisdiction of the United States.
PLAN OF DISTRIBUTION................   31
                                               The delivery of this prospectus or any accompanying
LEGAL COUNSEL.......................   32      sale does not imply that:

EXPERTS.............................   33       >>  there have been no changes in our affairs
                                                    after the date of this prospectus; or
DISCLOSURE OF COMMISSION POSITION
   ON INDEMNIFICATION FOR SECURITIES            >>  the information contained in this prospectus
   ACT LIABILITIES..................   33           is correct after the date of this
                                                    prospectus.
WHERE YOU CAN FIND MORE INFORMATION.   34

INDEX TO FINANCIAL STATEMENTS.......   35

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Under Nevada law, director immunity from liability to a corporation or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a corporation"s articles of incorporation (which is not the case with our articles of incorporation). Excepted from that immunity are:
(i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director has a material conflict of interest; (ii) a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful); (iii) a transaction from which the director derived an improper personal profit; and (iv) willful misconduct.

      Under certain circumstances, Nevada law provides for indemnification of our officers, directors, employees and agents against liabilities that they may incur in such capacities. In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person"s actions were in good faith, were believed to be in our best interest, and were not unlawful. Unless such person is successful upon the merits in such action, indemnification may be awarded only after a determination by independent decision of the board of directors, by legal counsel, or by a vote of the shareholders, that the applicable standard of conduct was met by the person to be indemnified.

      The circumstances under which indemnification is granted in connection with an action brought on our behalf is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in our best interest, and must not have been adjudged liable for negligence or misconduct.

      The foregoing is only a summary description and is qualified in its entirety by reference to the applicable Nevada Revised Statutes, specifically Sections 78.037, 78.295, 78.300, 78.7502, 78.751 and 78.752 thereof.

      Section 4.3 of our articles of incorporation limits directors' personal liability to us or our shareholders to acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, including repayment of distributions made in violation of Nevada corporate law. Article V of our by-laws provides for indemnification of corporate agents in certain instances and authorizes the purchase of liability insurance with regard thereto. The statutory provisions also grant us the power to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their services in such positions, and such a policy may be obtained by us.

      Except as otherwise disclosed herein, we have no contracts in effect providing any person or entity with any specific rights of indemnification although our by-laws may authorize our board of directors to enter into and deliver such contracts to provide a person or entity with specific rights of indemnification in addition to the rights provided in the articles of incorporation and by-laws to the fullest extent provided under Nevada law. We have no special insurance against liability although our by-laws provide that we may, unless prohibited by Nevada law, maintain such insurance.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with any securities being registered, we will, unless, in the opinion of our legal counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

ITEM 25.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth the costs and expenses, payable by us connection with the sale of the common stock being registered hereby. All amounts shown are estimates, except the SEC registration fee.

            SEC Registration Fee......................       $342.30
            Legal Fees and Expenses...................    $22,000.00
            Accounting Fees and Expenses..............    $ 2,500.00
            Miscellaneous.............................    $ 5,000.00

            Total.....................................    $29,842.30


ITEM 26.    RECENT SALES OF UNREGISTERED SECURITIES

      Some of the holders of the shares issued below may have subsequently transferred or disposed of their shares and the list does not purport to be a current listing of our shareholders.

      In December 1997, we issued 600,000 shares (after giving effect to a reverse stock split) of common stock to our then present management and affiliates for the purpose of securing interim capitalization of $14,500 and reorganization services. Such issuance was made pursuant to Section 4(2) of the Securities Act.

      On December 15, 1997, we authorized a 50:1 reverse stock split and issued for services rendered to us, 20,000 post-reverse split shares of common stock to one of our directors, 20,000 post-reverse split shares of our common stock to our Utah-based legal counsel and 25,000 post-reverse split shares of common stock to our President. Such issuances were made pursuant to Section 4(2) of the Securities Act.

      On December 15, 1997, we entered into an Exchange of Stock Agreement and Plan of Reorganization with Rose Group Delaware and issued, effective March 13, 1997, 4,500,000 shares of common stock to the sole shareholder of Rose Group Delaware, in exchange for all of his shares in Rose Group Delaware. Such issuance was made pursuant to Section 4(2) of the Securities Act.

      Pursuant to a letter termination agreement, dated November 17, 1998, we agreed to issue a total of 75,000 shares of common stock and to repay an outstanding advance to a consulting company as compensation for services rendered and in full release of all obligations under a Financial Consulting Agreement dated January 22, 1998, as amended by letter agreement dated May 8, 1998. Subsequent to March 31, 1999, the 75,000 shares were issued pursuant to
Section 4(2) of the Securities Act.

      On March 24, 1999, we sold and issued 200,000 shares of common stock to a sophisticated corporate investor, at a purchase price of $.50 per share or an aggregate price of $100,000. Upon issuance, we agreed not to issue shares of common stock in excess of ten percent of the amount outstanding on March 24, 1999 for a price less than fifty cents per share without the prior approval of the investor. Such issuance was made pursuant to Rule 504 of Regulation D under the Securities Act.

      On March 26, 1999, we issued 50,000 shares of common stock to Robert H. Jaffe, our former legal counsel and a beneficial owner of greater than five percent of our common stock, in payment for services rendered to us in connection with the (i) negotiation of reductions in various outstanding obligations, and (ii) introduction to companies that could aid in the preparation of an e-commerce website. Such issuance was made pursuant to Section 4(2) of the Securities Act.

      On March 26, 1999, we issued 50,000 shares of common stock to each of Steven H. Rose, Dr. Francine H. Nichols, Spencer Halper and Mark C. Nicholas as compensation for services rendered to us during the first quarter of 1999. Such issuance was made pursuant to Section 4(2) of the Securities Act.

      On March 30, 1999, we sold and issued 100,000 shares of common stock to a sophisticated individual investor, at a purchase price of $.50 per share or an aggregate price of $50,000. In connection with the issuance of these shares. Such issuance was made pursuant to Rule 504 of Regulation D under the Securities Act.

      On April 8, 1999, we sold and issued 100,000 shares of common stock to a sophisticated individual investor, at a purchase price of $.50 per share or an aggregate price of $50,000. Such issuance was made pursuant to Rule 504 of Regulation D under the Securities Act.

      On July 1, 1999, we sold and issued 40,000 shares of common stock to a charitable investment fund, at a purchase price of $.50 per share or an aggregate price of $20,000. Such issuance was made pursuant to Rule 505 of Regulation D under the Securities Act. Robert H. Jaffe received a five percent finder's fee in connection with this issuance.

      On July 9, 1999, we sold and issued 50,000 shares of common stock to a sophisticated individual investor, at a purchase price of $.50 per share or an aggregate price of $25,000. Such issuance was made pursuant to Rule 505 of Regulation D under the Securities Act.

      On July 12, 1999, we sold and issued 50,000 shares of common stock to a sophisticated individual investor, at a purchase price of $.50 per share or an aggregate price of $25,000. Such issuance was made pursuant to Rule 505 of Regulation D under the Securities Act. Robert H. Jaffe received a five percent finder's fee in connection with this issuance.

      On July 14, 1999, in recognition of each of their efforts, we granted options to purchase shares of our common stock at $1.00 per share to the following individuals in the following amounts: (i) Sheldon R. Rose for 550,000 shares; (ii) Robert H. Jaffe for 150,000 shares; and (iii) Lori Majeski, Dr. Francine H. Nichols, Mark C. Nicholas, Jared Rose and Steven H. Rose for 50,000 shares each. The amount of shares underlying each option shall double if we achieve gross sales in excess of $100,000,000 if each individual is still a key employee, officer, director, consultant or legal counsel. Such issuance was made pursuant to Section 4(2) of the Securities Act.

      On July 21, 1999, we issued 50,000 shares of common stock valued at $.50 per share to Sun Remarketing as part of Sun Remarketing's agreement to provide services in connection with the development of our website. Such issuance was made pursuant to Section 4(2) of the Securities Act.

      On July 21, 1999, we sold and issued 150,000 shares of common stock to four sophisticated individual investors, at a purchase price of $.50 per share or an aggregate price of $75,000. Such issuances were made pursuant to Rule 505 of Regulation D under the Securities Act. Robert H. Jaffe received a five percent finder's fee in connection with those issuances.

      On July 27, 1999, we sold and issued 10,000 shares of common stock to a sophisticated individual investor, at a purchase price of $.50 per share or an aggregate price of $5,000. Such issuance was made pursuant to Rule 505 of Regulation D under the Securities Act. Robert H. Jaffe received a five percent finder's fee in connection with this issuance.

      On August 3, 1999, we sold and issued 50,000 shares of common stock to two sophisticated individual investors, at a purchase price of $.50 per share or an aggregate price of $25,000. Such issuances were made pursuant to Rule 505 of Regulation D under the Securities Act. Robert H. Jaffe received a five percent finder's fee in connection with those issuances.

      On August 5, 1999, we sold and issued 200,000 shares of common stock to three sophisticated investors, at a purchase price of $.50 per share or an aggregate price of $100,000. Such issuances were made pursuant to Rule 505 of Regulation D under the Securities Act. Robert H. Jaffe received a five percent finder's fee in connection with those issuances.

      On August 13, 1999, we sold and issued 30,000 shares of common stock to three sophisticated individual investors, at a purchase price of $.50 per share or an aggregate price of $15,000. Such issuances were made pursuant to

Rule 505 of Regulation D under the Securities Act. Robert H. Jaffe received a five percent finder's fee in connection with those issuances.

      On August 19, 1999, we issued and sold 200,000 shares of common stock to an existing shareholder of the Company at a purchase price of $.50 per share or an aggregate price of $100,000. Such shares were issued pursuant to Section 4(2) of the Securities Act.

      On August 23, 1999, we sold and issued 105,000 shares of common stock to five sophisticated individual investors, at a purchase price of $.50 per share or an aggregate price of $52,500. Such issuances were made pursuant to Rule 505 of Regulation D under the Securities Act. Robert H. Jaffe received a five percent finder's fee in connection with those issuances.

      On August 31, 1999, we sold and issued 52,000 shares of common stock to four sophisticated individual investors, at a purchase price of $.50 per share or an aggregate price of $26,000. Such issuances were made pursuant to Rule 505 of Regulation D under the Securities Act. Robert H. Jaffe received a five percent finder's fee in connection with those issuances.

      On September 13, 1999, we sold and issued 30,000 shares of common stock to two sophisticated individual investors, at a purchase price of $.50 per share or an aggregate price of $15,000. Such issuances were made pursuant to Rule 505 of Regulation D under the Securities Act. Robert H. Jaffe received a five percent finder's fee in connection with those issuances.

      In October, 1999, we sold and issued 640,000 shares of common stock to thirteen sophisticated individual investors at a purchase price of $.50 per share or an aggregate price of $320,000. Such issuances were made pursuant to Rule 505 of Regulation D under the Securities Act. Robert H. Jaffe received a five percent finder's fee in connection with those issuances.

      In November, 1999, we issued convertible promissory notes in the amount of $300,000 to five lenders. The notes bear interest at a rate of six percent per annum, were due on June 30, 2000 and were convertible into 300,000 shares of common stock. In April, 2000, we paid three of the notes in full aggregating $170,000 and issued 130,000 shares of our common stock to the remaining two note holders in full satisfaction of the amount due under their notes.

      During our first quarter ended March 31, 2000, we issued a warrant to purchase 500,000 shares of our common stock to Pinnacle Asset Management under our agreement with them, which agreement we subsequently cancelled in June, 2000. However, the warrant was not cancelled and is exercisable at $.50 per share for a term of five years through January 31, 2005.

      During our first quarter ended March 31, 2000, we also issued 500,000 shares of our stock to certain of our officers and directors and to our former legal counsel for services rendered to us. These shares were issued pursuant to
Section 4(2) of the Securities Act.

      During our second quarter ended June 30, 2000, we issued 97,820 units consisting of one share of our common stock and one warrant to purchase one additional share of our common stock at $.50 per share to one of our consultants as compensation for services rendered to us. The warrant is exercisable through 2005. These securities were issued pursuant to Section 4(2) of the Securities Act.

      In July, 2000, we entered into a subscription agreement whereby we agreed to sell 1,500,000 shares of our common stock to Consulting and Strategy International, LLC ("Consulting and Strategy") and its designees, who are all accredited investors and to issue two classes of warrants to Consulting and Strategy upon Consulting and Strategy's payment to us of the remaining sums due under the agreement. Consulting and Strategy purchased 500,000 shares of the aggregate 1,500,000 at $.50 per share upon execution of the agreement. We subsequently amended our agreement with Consulting and Strategy in October, 2000 and by letter agreement dated January 2, 2001. Under the terms of the amended agreement, we agreed to issue Consulting and Strategy or its designees 428,571 shares of our common stock in consideration of the advances made to us of $15,000 per week to cover our administrative expenses which aggregated

$150,000. We also agreed to issue four warrants to Consulting and Strategy or its designees. The Class A and Class B Warrants each entitle the holder to purchase 500,000 shares of our common stock at $.50 per share and are each exercisable beginning on the sixty-fifth day after the effective date of this registration statement through the one hundred-twentieth day after the effective date. The Class C Warrant entitles Consulting and Strategy or its designees to purchase up to 571,429 shares of our common stock at $.35 per share and is exercisable immediately upon issuance and expires thirty days after the effective date of this registration statement. The Class D Warrant entitles Consulting and Strategy or its designees to purchase up to 1,000,000 shares of our common stock at $.35 per share and is exercisable beginning on the sixty-fifth day after the effective date of this registration statement through the one hundred-eightieth day after the effective date. Such issuances were made pursuant to Section 4(2) of the Securities Act.

      In October, 2000, we issued an aggregate of 150,000 shares of common stock to two individuals for services rendered to us. We recently agreed to issue an additional 90,000 shares to these two consultants in lieu of paying them the cash fee under the original terms of the agreement between us. The stock was valued at its fair market value upon issuance. Such issuances were made pursuant to Section 4(2) of the Securities Act.

      In November, 2000, we issued 400,000 shares of our common stock to designees of Morgan Brewer under the terms of the non-exclusive financial advisory services agreement that we entered into with Morgan Brewer. The stock was valued at its then fair market value upon issuance. Such issuances were made pursuant to Section 4(2) of the Securities Act.

      In January, 2001, we issued 580,000 shares of our common stock to a consultant under the terms of the consulting agreement that we entered into with him. The stock was valued at its then fair market value upon issuance. Such issuances were made pursuant to Section 4(2) of the Securities Act.

      All of the above purchasers acquired the securities for investment purposes and there was no general advertising or general solicitations in connection with the offer and sale of the securities. We believe that each purchaser was given access to our financial and other information in connection with these sales.


ITEM 27.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT NO.   NAME AND/OR IDENTIFICATION OF EXHIBIT
-----------   -------------------------------------

           4. Instruments defining the rights of holders, including indentures

               4.1  Class A Warrant (*)

               4.2  Class B Warrant (*)

               4.3  Form of Class C Warrant (*)

               4.4  Form of Class D Warrant (*)

           5.  Opinion of Legality

               5.1  Opinion of Wilentz, Goldman & Spitzer, P.A. (*)

           10. Material Contracts

               10.1 Lease Agreement for 2073 Porter Lake Drive, Sarasota Florida for period September 1, 1998 to August 31, 1999 (incorporated by reference to our Form 10-SB filed with the Securities and Exchange Commission on December 7,
                      1999).

               10.2 Employment Agreement by and between the Company and Sheldon R. Rose effective as of July 14, 1999 (incorporated by reference to our Form 10-SB filed with the Securities and Exchange Commission on December 7,
                      1999).

               10.3 Licensing Agreement for "Privacy Shawl" by and between the Company and Pretty/Private, dated January 9, 1998 (incorporated by reference to our Form 10-SB filed with the Securities and Exchange Commission on December 7,
                      1999).

               10.4 Exclusive Sales Agreement by and between the Company and LAMAZE for AMI, Inc. effective as of February 24, 1999 (incorporated by reference to our Form 10-SB filed with the Securities and Exchange Commission on December 7,
                      1999).

               10.5 Factoring Agreement and amendments thereto, by and between the Company and Bay View Funding dated August 5, 1997 and March 22, 1999, respectively (incorporated by reference to our Form 10-SB filed with the Securities and Exchange Commission on December 7, 1999).

               10.6 Line of Credit Agreement, by and between The Rose Group Company of Delaware d/b/a in Florida as Fresh Babies, Inc. and AmSouth Bank of Florida, dated January 25, 1999 (incorporated by reference to our Form 10-SB filed with the Securities and Exchange Commission on December 7,
                      1999).

               10.7 Lease Agreement for 1535 Northgate Boulevard, Sarasota, Florida for the period September 1, 1999 to August 31, 2002 (incorporated by reference to our Form 10-SB filed with the Securities and Exchange Commission on December 7,
                      1999).

               10.8 Agreement, dated as of October 15, 1999, by and between Sun Remarketing, Inc. and the Company (incorporated by reference to our Form 10-SB filed with the Securities and Exchange Commission on December 7, 1999).

               10.9   INTENTIONALLY OMITTED

               10.10 Sales Agreement by and between LAMAZE from AMI, Inc. and The Rose Group of Corporation of Nevada dated March 15, 2000 (incorporated by reference to our Form 10K-SB filed with the Securities Exchange Commission for the fiscal year ended 1999).

               10.11 Lease Agreement between The Rose Group Corporation of Nevada and Oak Park Partners dated March 22, 2000 (incorporated by reference to our Form 10-QSB filed with the Securities and Exchange Commission for the period ended March 31, 2000).

               10.12 Exclusive Distribution Agreement by and between The Rose Group Corporation of Nevada and Brio AB dated April 4, 2000 (incorporated by reference to our Form 10-QSB filed with the Securities and Exchange Commission for the period ended June 30, 2000).

               10.13 Non-Exclusive Financial Advisory Services Agreement by and between The Rose Group Corporation of Nevada and Morgan Brewer Securities, Inc. dated November 1, 2000. (*)

               10.14 Memorandum dated November 13, 2000 amending Financial Advisory Agreement with Morgan Brewer Securities. (*)

               10.15 Amendment No. 1 to Employment Agreement dated as of April 1, 2000 by and between The Rose Group Corporation of Nevada and Sheldon R. Rose. (*)

               10.16 Consulting Agreement by and between The Rose Group Corporation of Nevada and David Marks dated January 18, 2001 (incorporated by reference to our Form S-8, 33-54196, filed with the Securities and Exchange Commission on January 24,
                      2001).

           21. Subsidiaries of Small Business Issuer

               21.1 List of Subsidiaries (incorporated by reference to our Form 10-KSB for the fiscal year ended December 31, 1999 filed with the Securities Exchange Commission).

           23. Consent of Experts and Counsel

               23.1 Consent of Pender, Newkirk & Company, Certified Public Accountants (*)

               23.2   Consent of Wilentz, Goldman & Spitzer, P.A. (included in
                      Exhibit 5.1)

----------
    (*) Filed herewith


ITEM 28.   UNDERTAKINGS

         We hereby undertake that we will:

            (1) File, during any period in which we offer or sell securities registered under this registration statement, a post-effective amendment to this registration statement to:

                   (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

                   (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                   (iii) include any additional or changed material information on the plan of distribution.

            (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement of the securities offered in the registration statement, and the offering of the securities at that time as the initial bona fide offering of those securities.

            (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the Nevada corporate law, our articles of incorporation or our by-laws, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

      In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meet all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Sarasota, State of Florida, on the 2nd day of February 2001.


                                    THE ROSE GROUP CORPORATION
                                       OF NEVADA

                                    By:  /s/ Sheldon R. Rose
                                       ---------------------------------------
                                        SHELDON R. ROSE,
                                        Director, President and Chief Executive
                                        Officer and Chief Financial officer
                                        (Principal Executive Officer and
                                        Principal Financial and Accounting
                                        officer)


                                POWER OF ATTORNEY

      Each person whose signature appears below hereby constitutes and appoints Sheldon R. Rose such person's true and lawful attorney-in-fact and agent with full power of substitution and re-substitution for such person and in such person's name, place and stead, in any and all capacities, to sign on any or all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


 /s/ Sheldon R. Rose                                   Dated:  February 2, 2001
-----------------------------------
Sheldon R. Rose
Chairman

 /s/ Francine H. Nichols                               Dated:  February 2, 2001
-----------------------------------
Francine H. Nichols
Director

 /s/ Arnold L. Tanis                                   Dated:  February 2, 2001
-----------------------------------
Dr. Arnold L. Tanis
Director

 /s/ Rose C. Smith                                     Dated:  February 2, 2001
-----------------------------------
Rose C. Smith
Director